Exhibit 10.1

THIRD AMENDMENT TO LOAN AGREEMENT

THIS THIRD AMENDMENT TO LOAN AGREEMENT (this "Amendment"), dated as of April 16, 2020, is by and among National Instruments Corporation, a Delaware corporation (the "Borrower"), the Guarantors party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION (the "Lender"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors and the Lender are parties to that certain Loan Agreement dated as of May 9, 2013 (as amended by that certain First Amendment to Loan Agreement dated as of October 29, 2015, that certain Second Amendment to Loan Agreement dated as of April 27, 2018, and as further amended, modified, extended, restated, replaced, or supplemented from time to time, the "Loan Agreement");

WHEREAS, the Credit Parties have requested that the Lender amend certain provisions of the Loan Agreement; and

WHEREAS, the Lender is willing to make such amendments to the Loan Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO LOAN AGREEMENT

1.1    Amendments to Loan Agreement. From and after the Amendment Effective Date (as hereinafter defined), the Loan Agreement is amended pursuant to this Amendment to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Loan Agreement attached as Annex A to this Amendment.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1    Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the"Amendment Effective Date") upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Lender):

(a)    Executed Amendment. The Lender shall have received a copy of this Amendment duly executed by each of the Credit Parties and the Lender.

(b)    No Default. No Default or Event of Default exists as of the Amendment Effective Date and after giving effect to the transactions contemplated hereby.

(c)    Representations and Warranties. The representations and warranties set forth in Section 6 of the Loan Agreement shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such extension of credit as if made on and as of such date, in each case except for any representation or warranty made as of an earlier date, which representation and warranty shall (A) with respect to representations and warranties that contain a materiality qualification, remain true and correct as of such earlier date and (B) with respect to representations and warranties that do not contain a materiality qualification, remain true and correct in all material respects as of such earlier date.

(d)    Corporate Documents. The Lender shall have received the following, each in form and substance reasonably satisfactory to the Lender, an officer’s certificate (i) certifying that the articles of incorporation or other organizational documents, as applicable, of each Credit Party that were delivered on the Closing Date remain true and complete as of the Amendment Effective Date (or certified updates as applicable), (ii) certifying that the bylaws, operating agreements or partnership agreements of each Credit Party that were delivered on the Closing Date remain true and correct and in force and effect as of the Amendment Effective Date (or certified updates as applicable), (iii) attaching copies of the resolutions of the board of directors of each Credit Party approving and adopting this Amendment, the transactions contemplated herein and authorizing execution and delivery hereof, and certifying such resolutions are true and correct and in force and effect as of the Amendment Effective Date, (iv) attaching certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and (v) certifying that each officer listed in the incumbency certification contained in each Credit Party’s Officer’s Certificate is a duly elected and qualified officer of such Credit Party and such officer is duly authorized to execute and deliver on behalf of such Credit Party the Amendment.

(e)    Legal Opinions. The Lender shall have received an opinion or opinions of counsel for the Credit Parties, dated the Amendment Effective Date and addressed to the Lender, which shall be in form and substance satisfactory to the Lender.

(f)    Fees and Expenses. The Lender shall have received such fees and expenses that are payable in connection with this Amendment, and King & Spalding LLP shall have received from the Borrower payment of all reasonable and documented fees and expenses incurred in connection with this Amendment, in each case to the extent invoices therefor are provided to the Borrower at least one Business Day prior to the Amendment Effective Date.

(g)    Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Lender and its counsel.

ARTICLE III
MISCELLANEOUS

3.1    Amended Terms. On and after the Amendment Effective Date, all references to the Loan Agreement in each of the Loan Documents shall hereafter mean the Loan Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Loan Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2    Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a)    It has taken all necessary corporate or other necessary company action on the part of such Credit Party to authorize the execution, delivery and performance of this Amendment.

(b)    This Amendment has been duly executed and delivered by such Credit Party and constitutes such Credit Party’s legal, valid and binding obligation, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Credit Party of this Amendment.

(d)    The representations and warranties set forth in Article 6 of the Loan Agreement are (i) with respect to representations and warranties that contain a materiality qualification, true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects, in each case as of the date hereof (in each case except for those which are made as of an earlier date).

(e)    After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)    Except as provided in this Agreement, the Credit Party Obligations are not reduced or modified by this Amendment and, to the knowledge of the Credit Parties, are not subject to any offsets, defenses or counterclaims.

3.3    Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Loan Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Loan Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

3.4    Loan Document. This Amendment shall constitute a Loan Document under the terms of the Loan Agreement.

3.5    Expenses. The Borrower agrees to pay all reasonable and documented costs and expenses of the Lender in connection with the preparation, execution and delivery of this Amendment, including without limitation, the reasonable and documented fees and expenses of the Lender’s legal counsel.

3.6    Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Lender, as is reasonably necessary to carry out the intent of this Amendment.

3.7    Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8    Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.9    No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Lender or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Loan Agreement on or prior to the date hereof.

3.10    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

3.11    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.12    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 10.10 of the Loan Agreement are hereby incorporated by reference, mutatis mutandis.

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NATIONAL INSTRUMENTS CORPORATION
AMENDMENT TO LOAN AGREEMENT

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation

By:    /s/ Karen M. Rapp
Name:    Karen M. Rapp
Title:    Executive Vice President, CFO & Treasurer

GUARANTORS:
NATIONAL INSTRUMENTS EUROPE CORPORATION,
a Texas corporation

By:    /s/ Karen M. Rapp
Name:    Karen M. Rapp
Title:    President

PHASE MATRIX, INC.,
a California corporation

By:    /s/ Karen M. Rapp
Name:    Karen M. Rapp
Title:    Treasurer

NATIONAL INSTRUMENTS CORPORATION
AMENDMENT TO LOAN AGREEMENT

LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:    /s/ Chad D. Johnson
Name:    Chad D. Johnson
Title:    Senior Vice President

ANNEX A

See attached.

CONFORMED THROUGH THAT CERTAIN ~~SECOND~~THIRD AMENDMENT TO CREDIT AGREEMENT DATED AS OF APRIL ~~27~~16, ~~2018. THIS DOCUMENT IS BEING PROVIDED SOLELY FOR EASE OF REVIEW AND CONVENIENCE. KING & SPALDING LLP MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THIS DOCUMENT; PARTIES SHOULD RELY SOLELY ON THEIR REVIEW OF THE CREDIT AGREEMENT AND AMENDMENTS~~2020.

LOAN AGREEMENT

Dated as of May 9, 2013
among
NATIONAL INSTRUMENTS CORPORATION,
a Delaware corporation
(the "Borrower")
THE GUARANTORS FROM TIME TO TIME PARTY HERETO
(the "Guarantors")
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
(the "Lender")

TABLE OF CONTENTS

SECTION 1 DEFINITIONS	1
1.1 Definitions.	1
1.2 Computation of Time Periods.	20
1.3 Accounting Terms.	20
SECTION 2 LOAN FACILITIES	21
2.1 Loans.	21
2.2 Letters of Credit.	23
SECTION 3 OTHER PROVISIONS RELATING TO LOAN FACILITIES	24
3.1 Default Rate.	24
3.2 Continuation of Outstanding Advances.	24
3.3 Prepayments.	25
3.4 Termination and Reduction of Revolving Committed Amount.	25
3.5 Fees.	26
3.6 Special Provisions Regarding LIBOR-Based Rate.	26
3.7 Payments, Computations, Etc.	28
3.8 Evidence of Debt.	29
3.9 Withholding Tax Matters.	30
SECTION 4 GUARANTY	32
4.1 The Guaranty.	33
4.2 Obligations Unconditional; Subordination.	34
4.3 Reinstatement.	34
4.4 Remedies.	35
4.5 Guarantee of Payment; Continuing Guarantee.	35
4.6 Indemnity and Subrogation.	35
4.7 Contribution and Subrogation.	35
4.8 Subordination.	35
4.9 Termination.	35
4.10 Savings Clause.	36
SECTION 5 CONDITIONS	37
5.1 Closing Conditions.	37
5.2 Conditions to all Extensions of Credit.	39
SECTION 6 REPRESENTATIONS AND WARRANTIES	40
6.1 Financial Condition.	40
6.2 No Material Change.	40
6.3 Organization and Good Standing.	40
6.4 Power; Authorization; Enforceable Obligations.	41
6.5 No Conflicts.	41
6.6 No Default.	42
6.7 Ownership.	42
6.8 Litigation.	42
6.9 Taxes.	42
6.10 Compliance with Law.	42
6.11 ERISA.	42
6.12 Corporate Structure; Capital Stock, Etc.	43

6.13 Governmental Regulations, Etc.	44
6.14 Purpose of Loans.	44
6.15 Environmental Matters.	45
6.16 Solvency.	45
6.17 Disclosure.	45
6.18 Brokers’ Fees.	45
6.19 Labor Matters.	46
6.20 Nature of Business.	46
6.21 Certificates.	46
6.22 Names.	46
6.23 Compliance with OFAC Rules and Regulations.	46
6.24 Anti-Terrorism Laws.	47
6.25 Investment Company Act; etc.	47
6.26 Insurance.	47
6.27 No Burdensome Restrictions.	47
SECTION 7 AFFIRMATIVE COVENANTS	47
7.1 Financial Statements.	47
7.2 Certificates; Other Information.	49
7.3 Payment of Taxes and Other Obligations.	49
7.4 Conduct of Business and Maintenance of Existence.	50
7.5 Maintenance of Property; Insurance.	50
7.6 Maintenance of Books and Records.	50
7.7 Notices.	50
7.8 Environmental Laws.	51
7.9 Financial Covenants.	52
7.10 Additional Guarantors	52
7.11 Compliance with Law.	52
7.12 Further Assurances and Post-Closing Covenants.	52
SECTION 8 NEGATIVE COVENANTS	53
8.1 Indebtedness.	53
8.2 Liens.	55
8.3 Nature of Business.	58
8.4 Consolidation, Merger, Sale or Purchase of Assets, etc.	58
8.5 Advances, Investments and Loans.	61
8.6 Transactions with Affiliates.	62
8.7 Ownership of Subsidiaries; Restrictions.	62
8.8 Corporate Changes; Material Contracts.	63
8.9 Limitation on Restricted Actions.	63
8.10 Restricted Payments.	64
8.11 Sale Leasebacks.	64
8.12 No Further Negative Pledges.	65
SECTION 9 EVENTS OF DEFAULT	65
9.1 Events of Default.	65
9.2 Acceleration; Remedies.	68
SECTION 10 MISCELLANEOUS	68

10.1 Notices.	68
10.2 Right of Set-Off; Adjustments.	70
10.3 Successors and Assigns.	70
10.4 No Waiver; Remedies Cumulative.	71
10.5 Expenses; Indemnification.	71
10.6 Amendments, Waivers and Consents.	72
10.7 Counterparts.	72
10.8 Headings.	73
10.9 Survival.	73
10.10 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial	73
10.11 Severability.	74
10.12 Entirety.	74
10.13 Binding Effect; Termination.	74
10.14 Confidentiality.	74
10.15 Conflict.	75
10.16 No Advisory or Fiduciary Responsibility.	75
10.17 Continuing Agreement.	76

EXHIBITS

Exhibit 1.1	Form of Permitted Acquisition Certificate
Exhibit 2.1(b)(i)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 3.2	Form of Notice of Continuation
Exhibit 5.1(f)	Form of Officer’s Certificate
Exhibit 5.1(i)	Form of Solvency Certificate
Exhibit 7.2(a)	Form of Officer’s Compliance Certificate
Exhibit 7.10	Form of Joinder Agreement

LOAN AGREEMENT
THIS LOAN AGREEMENT, effective as of May 9, 2013 (as amended, modified, restated or supplemented from time to time, the "Loan Agreement"), is by and among NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation (the "Borrower"), the Guarantors (as hereinafter defined) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the "Lender").
W I T N E S S E T H
WHEREAS, the Credit Parties (as hereinafter defined) have requested that the Lender make loans and other financial accommodations to the Credit Parties in an aggregate amount of up to $~~5,000,000.00~~95,000,000.00 (the "Loan Facilities"), as more particularly described herein; and
WHEREAS, the Lender has agreed to make such loans and other financial accommodations to the Credit Parties on the terms and conditions contained herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
SECTION 1
DEFINITIONS

1.1	Definitions.

As used in this Loan Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

"Acquisition" by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all of the Capital Stock or all or substantially all of the Property of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

"Adjusted Base Rate" means the Base Rate plus the Applicable Percentage.
"Adjusted LIBOR-Based Rate" means the LIBOR-Based Rate plus the Applicable Percentage.
"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

"Agreement" or "Loan Agreement" means this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
"Anti-Money Laundering Laws" means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the "Bank Secrecy Act," 31 U.S.C. ßß 5311-5330 and 12 U.S.C. ßß 1818(s), 1820(b) and 1951-1959).

"Application and Agreement for Standby Irrevocable Letter of Credit" means an application and agreement for the issuance by the Lender of a Letter of Credit in form and substance acceptable to the Lender in its sole discretion.

"Applicable Period" has the meaning set forth in the definition of "Applicable Percentage."

"Applicable Percentage" means for (a) Loans that are Base Rate Loans, ~~the percentage set forth under the column "Base Rate Margin"~~0.75%, (b) Loans that are LIBOR Loans, ~~the percentage set forth under the column "LIBOR-Based Rate Margin & Letter of Credit Fee"~~1.75%, (c) the Letter of Credit Fee, ~~the percentage set forth under the column "LIBOR Margin & Letter of Credit Fee"~~1.75%, and (d) the Commitment Fee, ~~the percentage set forth under the column "Commitment Fee":~~0.375%.

Level	Total Leverage Ratio	LIBOR-Based Rate Margin & Letter of Credit Fee	Base Rate Margin	~~Commitment Fee~~
I	Less than 1.00 to 1.00	1.125%	0.000%	0.175%
II	Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	1.250%	0.000%	0.200%
III	Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00	1.375%	0.000%	0.225%
IV	Greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00	1.625%	0.125%	0.250%
V	Greater than or equal to 2.75 to 1.00	2.000%	0.500%	0.300%

~~The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Lender has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year) and the certifications required to be delivered to the Lender in accordance with the~~

~~provisions of Sections 7.1(a), 7.1(b) and 7.2(a), as applicable (each an "Interest Determination Date"). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 7.1(a), 7.1(b) and 7.2(a), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Lender, be based on Level V until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Total Leverage Ratio. Notwithstanding the foregoing, the initial Applicable Percentages shall be set with pricing at Level I until the financial information and certificates required to be delivered pursuant to Section 7.1 and 7.2 for the first full fiscal quarter to occur following the Closing Date (i.e. the fiscal quarter ending June 30, 2013) have been delivered to the Lender. In the event that any financial statement or certification delivered pursuant to Sections 7.1 or 7.2 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an "Applicable Period") than the Applicable Percentage applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Lender a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Lender the accrued additional interest and other fees owing as a result of such increased Applicable Percentage for such Applicable Period. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Lender under the Loan Documents, including their rights under Sections 3.1 and 9.1.~~

"Approved Bank" shall have the meaning assigned to such term in the definition of Cash Equivalents.

"Avoidance Provisions" has the meaning set forth in Section 4.10(b).

"Authorized Officer" of any Person means any of the chief executive officer, chief operating officer, president, vice-president or chief financial officer of such Person.
"Bank Product" means any of the following products, services or facilities extended to any Credit Party or any Subsidiary by the Lender: (a) Cash Management Services; (b) products under any Hedging Agreement; and (c) commercial credit card, purchase card and merchant card services.
"Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
"Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee. custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency; or (b) the commencement against such Person of an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of sixty (60) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of such Person’s Property; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, secured creditor, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (d) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.
"Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) the LIBOR Based Rate (as determined pursuant to the definition of LIBOR-Based Rate), for a LIBOR Interest Period of one (1) month commencing on such day plus (ii) ~~the difference on such date between the Applicable Percentage for LIBOR Loans minus Applicable Percentage for Base Rate Loans, in each instance as of such date of determination~~1.0%. For purposes hereof: "Prime Rate" means, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wells Fargo at its principal office in Austin, Texas as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it. If for any reason the Lender shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Lender to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or LIBOR-Based Rate no longer accurately reflects an accurate determination of the prevailing Prime Rate or LIBOR-Based Rate, the Lender may select a reasonably comparable index or source to use as the basis for the Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or LIBOR-Based Rate for a LIBOR Interest Period of one (1) month. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 3.6(e) or (f) shall be in effect in determining the LIBOR-Based Rate pursuant to clause (c) hereof, the Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. In no event shall the Base Rate be less than 0%.
"Base Rate Loan" means any Loan bearing interest at a rate determined by reference to the Adjusted Base Rate.
"Benchmark" means, initially, the LIBOR Based Rate; provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to the LIBOR Based Rate or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Loan Agreement.

"Benchmark Administrator" means, initially, ICE Benchmark Administration Limited, a United Kingdom company, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

"Benchmark Replacement" means, for any Interest Period, the first alternative set forth in the order below that can be determined by the Lender as of the applicable Benchmark Replacement Date:

(a)the sum of: (A) Term SOFR or, if the Lender determines that Term SOFR for the Corresponding Tenor cannot be determined, Term SOFR for the longest tenor that can be determined by the Lender that is shorter than the Corresponding Tenor, and (B) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for Term SOFR; provided, however, that this clause (a) shall not apply to any borrowings under this Loan Agreement if a Swap Agreement is in effect with respect to all or any portion of this Loan Agreement as of the Benchmark Transition Event or Early Opt-in Election;

(b)the sum of: (i) the alternate rate of interest that has been selected by the Lender as the replacement for the then-current Benchmark for the Corresponding Tenor (which, without limitation, may be compounded SOFR in arrears, term SOFR, the Lender’s Prime Rate, or another benchmark selected by the Lender); and (ii) the applicable spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Lender.

With respect to Bank’s decisions under this paragraph (b):

(i)     if a Swap Agreement relating to a portion of the Loans under this Loan Agreement is in effect as of the Benchmark Transition Event or Early Opt-in Election, then the Lender may without limitation, select (i) the benchmark referenced in the Swap Agreement, which may be the sum of a fallback rate and spread adjustment, for the entire balance of this Note, or (ii) the benchmark referenced in the Swap Agreement, which may be the sum of a fallback rate and spread adjustment, for the hedged portion of the Loans under this Loan Agreement, and the applicable Benchmark Replacement for the remaining non-hedged portion of the Loans under this Loan Agreement; and

(ii)     The Lender’s selection of any applicable Benchmark Replacement shall give due consideration to (A) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (B) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time;

provided, however, during any period of time that the Benchmark Replacement would be less than 0.75%, the Benchmark Replacement shall be deemed to be 0.75% for the purposes of this Loan Agreement and the related Loan Documents, subject to any applicable floor rate provision.
"Benchmark Replacement Conforming Changes" means any technical, administrative or operational changes (including, without limitation, changes to the definition of "LIBOR Interest Period," timing and frequency of determining rates and making payments of interest, prepayment provisions and other administrative matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice.

"Benchmark Replacement Date" means the date specified by the Lender in a notice to Borrower following a Benchmark Transition Event or Early Opt-in Election.

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (a) the Benchmark Administrator has ceased or will cease as of a specified date to provide the Benchmark permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or (b) the Benchmark is no longer representative of underlying markets.

"Business" means, in the aggregate, all operations and businesses conducted by the Credit Parties.
"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Austin, Texas are authorized or required by law to close, except that, when used in connection with a LIBOR Loan, such day shall also be a day on which dealings between banks are carried on in Dollar deposits in London, England.
"Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
"Capital Stock" means (A) in the case of a corporation, capital stock, (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (C) in the case of a partnership, partnership interests (whether general or limited), (D) in the case of a limited liability company, membership interests (regardless of class), and (E) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
"Cash Equivalents" means, as of any date of determination, any cash, cash equivalents or short -term investments to the extent made in accordance with the investment policy of the Borrower as in effect on the Closing Date, in each case determined in accordance with GAAP.
"Cash Management Services" means any services provided from time to time by the Lender to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts of such Person, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Change of Control" means at any time the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act as in effect on the date hereof), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof), directly or indirectly, of thirty-five percent (35%) or more of the then outstanding Voting Stock of the Borrower; or (b) the replacement of a majority of the board of directors of the Borrower over a two-year period from the directors who constituted the board of directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Borrower then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved (either by a specific vote or approval of a proxy statement issued by the Borrower on behalf of its entire board of directors in which such individual is named as a nominee for director).

"Claiming Guarantor" has the meaning set forth in Section 4.7.
"Closing Date" means the date hereof.
"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

"Commitment Fee" has the meaning given such term in Section 3.5(a) hereof.
"Commitment Fee Calculation Period" has the meaning given such term in Section 3.5(a) hereof.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. ß1 et. Seq), as amended from time to time, and any successor statute.
"Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

"Consolidated Assets" means, as of any date of determination, the Consolidated assets of the Credit Parties and their Subsidiaries at such date, as determined in accordance with GAAP.

"Consolidated Operating EBITDA" means, as of any date of determination for the Four-Quarter Period ending on such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) expense for taxes (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Credit Parties and their Subsidiaries paid or accrued for such period, (iii) depreciation and amortization expense of the Credit Parties and their Subsidiaries for such period, (iv) other non-cash losses, charges or expenses (excluding reserves for future cash charges but including non-cash impairment of goodwill and intangible assets) of the Credit Parties and their Subsidiaries for such period, (v) the non-cash portion of stock compensation to the extent actually paid during such period, (vi) extraordinary expenses or losses incurred other than in the ordinary course of business and (vii) non-recurring expenses or losses incurred in connection with Permitted Acquisitions minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated Operating EBITDA to the extent such non-cash charges have become cash charges during such period minus (d) any other non-recurring cash or non-cash gains (or losses) included in Consolidated Net Income during such period (including, without limitation, (i) gains from the sale or exchange of assets and (ii) gains from early extinguishment of Indebtedness or Hedging Agreements of the Credit Parties and their Subsidiaries).

"Consolidated Interest Expense" means, as of any date of determination for the Four-Quarter Period ending on such date, all interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases and synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products) for such period of the Credit Parties and their Subsidiaries on a Consolidated basis (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under Hedging Agreements to the extent such net costs are allocable to such period in accordance with GAAP).
"Consolidated Net Income" means for any period, on a Consolidated basis in accordance with GAAP with respect to the Credit Parties and their Subsidiaries, the net income (or loss) of such Person for such period determined in accordance with GAAP.
"Continue, Continuation and Continued" means the continuation pursuant to Section 3.2 hereof of a LIBOR Loan, only with respect to such Loan, from one LIBOR Interest Period to the next LIBOR Interest Period.
"Contributing Guarantor" has the meaning set forth in Section 4.7.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. A Person shall not be deemed to Control another Person through the ability to exercise voting power unless such Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person.

"Corresponding Tenor" means a tenor having approximately the same length as the LIBOR Interest Period.

"Credit Parties" means, collectively, the Borrower and the Guarantors, and "Credit Party" means any one of them.

"Credit Party Obligations" means, without duplication, (i) all of the Obligations and (ii) all liabilities and obligations, whenever arising, owing from any Credit Party to the Lender, or any Affiliate of the Lender, arising under any Bank Product, but in all cases excluding Excluded Swap Obligations.

"Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

"Default Rate" means when used with respect to the Obligations or any other fee or amount due hereunder, a rate equal to the then-applicable interest rate (including the Applicable Percentage) plus 2.00% per annum.
"Defined Category" has the meaning set forth in Section 3.6(a).
"Disclosure Letter" means the disclosure letter, dated the Closing Date, delivered by the Borrower to the Lender with respect to this Agreement.
"Disposition" has the meaning set forth in Section 8.4(a).
"Dollars" and "$" means dollars in lawful currency of the United States.
"Domestic Subsidiary" means any direct or indirect Subsidiary of any Credit Party which is incorporated or organized under the laws of any State of the United States or the District of Columbia, other than (i) any such Subsidiary substantially all the assets of which consist of Capital Stock in one or more Foreign Subsidiaries and (ii) any such Subsidiary owned by a Foreign Subsidiary.
"Early Opt-in Election" means the election by the Lender to declare that the Benchmark will be replaced prior to the occurrence of a Benchmark Transition Event and the provision by the Lender of written notice of such election to Borrower indicating that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark rate, in lieu of LIBOR, Term SOFR plus a spread adjustment that has been selected or recommended by the Relevant Governmental Body (and such credit facilities are identified in the applicable note and are publicly available for review).

"Environmental Laws" means any and all lawful and applicable Federal, state, local and foreign statutes, laws (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Water Pollution Control Act, the Clean Air Act and the Hazardous Materials Transportation Act), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
"Equity Interests" means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, without limitation, options, warrants and rights to acquire any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.
"ERISA Event" means (a) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiemployer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041 (a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan; (g) the failure to make a required contribution to any Single Employer Plan or Multiemployer Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (h) there being or arising any "unpaid minimum required contribution" or "accumulated funding deficiency" (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; (i) the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Single Employer Plan or Multiemployer Plan, or that such filing may be made; or (j) a determination that any Single Employer Plan or Multiemployer Plan is, or is expected to be, in at-risk status under Title IV of ERISA.

"Event of Default" has the meaning assigned to such term in Section 9.1.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of any security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If such Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provision that is substantively comparable and not materially more burdensome to comply with), ~~and~~ any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
"Fees" means all fees payable pursuant to Section 3.5.
"Foreign Lender" means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

"Foreign Subsidiary" means any direct or indirect Subsidiary of any Credit Party which is not ~~a Domestic Subsidiary~~ incorporated or organized under the laws of any State of the United States or the District of Columbia.

"Four-Quarter Period" means the rolling, prior four consecutive fiscal quarters ending on the date of any computation of any ratio or other provision contained herein (including the quarter ending on the date as of which such computation is made).
"Fully Satisfied" means, with respect to the Credit Party Obligations as of any date, that as of such date: (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Credit Party Obligations shall have been irrevocably paid in cash, and (c) the Revolving Commitment shall have been expired or terminated in full.

"Funded Debt" means, with respect to any Person, without duplication, all Indebtedness of such Person (other than Indebtedness set forth in clauses (e) and (i) of such definition and any Guarantees of such Indebtedness).

"GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

"Governmental Authority" means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Guaranteed Obligations" shall have the meaning set forth in Section 4.1.
"Guarantors" means the Material Domestic Subsidiaries of the Borrower as are, or may from time to time become, parties to this Agreement as Guarantors.
"Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than (a) endorsements in the ordinary course of business of negotiable instruments for deposit or collection and (b) inchoate indemnification obligations entered into in the ordinary course of business) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any Property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount available to be advanced, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.
"Hedging Agreement" means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

"Increased Costs" has the meaning set forth in Section 3.6(a).

~~"Incremental Revolving Facility" has the meaning set forth in Section 2.1(f).~~

"Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (excluding trade accounts payable, intercompany charges of expenses, intercompany payables and other accrued obligations, in each case incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations plus any accrued interest thereon, (i) all net obligations of such Person under Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon and (l) all Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer (to the extent such Person is liable therefor as a result of its ownership interest in such joint venture), except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Notwithstanding anything to the contrary in the foregoing, in connection with any Permitted Acquisition or any other acquisition by the Borrower or any Subsidiary permitted hereunder (or any sale, transfer or other disposition by the Borrower or any Subsidiary permitted hereunder), the term "Indebtedness" shall not include contingent post-closing purchase price adjustments or earn-out payments to which the seller in such Permitted Acquisition or such other acquisition (or the buyer in such sale, transfer or other disposition, as the case may be) may become entitled or contingent indemnity obligations that may be owed to such seller (or buyer, if applicable) in respect thereof; provided, however, that to the extent that any such post-closing purchase price adjustment or earn-out payment becomes fixed and is, or would be, required to be classified as indebtedness on the Borrower’s consolidated balance sheet prepared in accordance with GAAP, such purchase price adjustment or earn-out payment shall be included as "Indebtedness."

The amount of Indebtedness of any Person for purposes of clause (f) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

"Indemnified Party" has the meaning assigned to such term in Section 10.5(b).

"Indemnified Taxes" has the meaning assigned to such term in Section 3.9(a).

"Information" has the meaning assigned to such term in Section 10.14.

"Interest Coverage Ratio" means, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Operating EBITDA for the Four-Quarter Period ending on such date, to (b) Consolidated Interest Expense for the Four-Quarter Period ending on such date.

"Interest Payment Date" means (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December and on the Maturity Date, (b) as to any LIBOR Loan having a LIBOR Interest Period of three months or less, the last day of such LIBOR Interest Period (and, if any such LIBOR Interest Period is longer than three (3) months, every three (3) months after the first day of such LIBOR Interest Period) and (c) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 3.3(b), the date on which such mandatory prepayment is due.

"Investment" by any Person in any other Person means (a) any Acquisition of such other Person, (b) any other acquisition of Capital Stock, bonds, notes, debentures, partnership, joint venture or other ownership interests or other securities of such other Person, (c) any deposit with, or advance, loan or other extension of credit to, such other Person, or (d) any other capital contribution to or investment in such other Person, including, without limitation, any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such other Person and any asset disposition (other than worn-out or obsolete assets or scrap inventory) to such other Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such other Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with Property other than cash, the book value of such Property) actually contributed or paid (including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Capital Stock as of the date of such contribution or payment. Investments which are loans, advances, extensions of credit or Guaranty Obligations shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guaranty Obligation.
"Issuing Lender Fees" has the meaning set forth in Section 3.5(c).
"Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit 7.10 hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.10 hereof.
"LC Disbursement" means a payment made by the Lender pursuant to a Letter of Credit.
"LC Documents" means the Letters of Credit, any Application and Agreement for Standby Irrevocable Letter of Credit and all applications, agreements and instruments relating to the Letters of Credit.
"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Credit Parties at such time.
"Lender" means Wells Fargo Bank, National Association and its successors and assigns.
"Letter of Credit" means any standby letter of credit issued pursuant to Section 2.2 by the Lender for the account of any Credit Party.

"Letter of Credit Fee" has the meaning set forth in Section 3.5(b).
"LIBOR Loan" means any advance or portion of any Loan that bears interest at a rate based upon the Adjusted LIBOR-Based Rate.
"LIBOR-Based Rate" means, for any LIBOR Loan and with respect to each applicable LIBOR Interest Period, on any date of determination, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) ~~appearing on Reuters Screen LIBOR01 Page (or any~~ published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor ~~page)~~quoting service approved by the Lender, as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period. If for any reason such rate is not available, then "LIBOR-Based Rate" means the rate per annum at which, as determined by the Lender in accordance with its customary practices consistently applied, Dollars in an amount comparable to the Loans then requested are being offered to leading banks in the London interbank market at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected. Notwithstanding the foregoing, if the LIBOR-Based Rate shall be less than ~~zero~~0.75% at any time, such rate shall be deemed to equal ~~zero~~0.75% for purposes of this Agreement.
"LIBOR Interest Period" means the applicable period during which the amounts outstanding on the Loans shall accrue interest at a specified LIBOR-Based Rate, which applicable period shall be a period of one (1), two (2), three (3), six (6~~), nine (9~~) or twelve (12) months, as the Borrower may elect. The specified LIBOR-Based Rate shall apply daily or until the next Business Day when a new LIBOR-Based Rate is established.
"Lien" means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof).
"Liquidity" means, as of any date of determination, (a) the amount that the Borrower is able to borrow on such date under the Revolver Committed Amount plus (b) the aggregate amount of Cash Equivalents not subject to a Lien in favor of any Person other than the Lender (other than a Lien permitted by Section 8.2(a), (k), (u) or (x)) of the Credit Parties and their Domestic Subsidiaries plus (c) 65% of the aggregate amount of cash and Cash Equivalents of the Foreign Subsidiaries of the Credit Parties.

"Loan" or "Loans" shall have the meaning assigned to such term in Section 2.1(a) and shall include all Loans made pursuant to this Agreement (or a portion of any Loan bearing interest at the Adjusted Base Rate or the Adjusted LIBOR-Based Rate and referred to as a Base Rate Loan or a LIBOR Loan), individually or collectively, as appropriate.
"Loan Documents" means a collective reference to this Loan Agreement, the Revolving Note, the LC Documents, any Joinder Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (but specifically excluding any Bank Products and all subordination agreements) (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and "Loan Document" means any one of them.
"Loan Facilities" shall have the meaning assigned to such term in the "Recitals" of this Loan Agreement.

"Material Adverse Effect" means a (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (B) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

"Material Domestic Subsidiary" means, with respect to the Closing Date or any date of determination under Section 7.10, any Domestic Subsidiary of the Borrower that, together with its Subsidiaries, (a) generates more than 5% of Consolidated Operating EBITDA on a Pro Forma Basis for the four (4) fiscal quarter period most recently ended or (b) owns more than 10% of the Consolidated Assets as of the last day of the most recently ended fiscal quarter of the Borrower; provided, however, that if at any time there are Domestic Subsidiaries which are not classified as "Material Domestic Subsidiaries" but which collectively (i) generate more than 10% of Consolidated Operating EBITDA on a Pro Forma Basis for the most recently ended fiscal year of the Borrower or (ii) own more than 10% of the Consolidated Assets as of the last day of the most recently ended fiscal year of the Borrower, then the Borrower shall promptly designate one or more of such Domestic Subsidiaries as Material Domestic Subsidiaries and cause any such Domestic Subsidiaries to comply with the provisions of Section 7.10 such that, after such Domestic Subsidiaries become Guarantors hereunder, the Domestic Subsidiaries that are not Guarantors shall (iii) generate less than 10% of Consolidated Operating EBITDA and (iv) own less than 10% of the Consolidated Assets. For purposes of determining whether or not any newly formed or acquired Subsidiary is a "Material Domestic Subsidiary", the foregoing calculations shall be performed at the time of such acquisition or formation (including any asset contributions made to such Subsidiary concurrently with such acquisition or formation) giving effect to such acquisition or formation (including any asset contributions made to such Subsidiary concurrently with such acquisition or formation) on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Borrower.

"Material Foreign Subsidiary" means any Foreign Subsidiary of the Borrower that, together with its Subsidiaries, (a) generates more than 5% of Consolidated Operating EBITDA on a Pro Forma Basis for the most recently ended fiscal year of the Borrower or (b) owns more than 10% of the Consolidated Assets as of the last day of the most recently ended fiscal quarter of the Borrower.

"Material Subsidiary" means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

"Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

"Maturity Date" means ~~October 29~~April 15, ~~2020~~2021.
"Moody’s" means Moody’s Investors Service, Inc. or any successor or assignee of the business of such company in the business of rating securities.
"Multiemployer Plan" means a Plan which is a "multiemployer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA.

"Notice of Borrowing" means a written notice of borrowing in substantially the form of Exhibit 2.1(b)(i), as required by Section 2.1(b)(i).
"Notice of Continuation" means the written notice of extension as referenced and defined in Section 3.2.

"Obligations" means, collectively, all of the obligations, Indebtedness and liabilities of the Credit Parties to the Lender, whenever arising, under this Agreement, the Revolving Note or any of the other Loan Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties or for which any Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code). In no event shall the Obligations include any Excluded Swap Obligations.

"OFAC" means the United States Department of the Treasury’s Office of Foreign Assets Control or any successor thereto.
"Operating lease" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease by that Person as lessee.

"Other Taxes" has the meaning assigned to such term in Section 3.9(b).

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

"Payment Event of Default" means an Event of Default specified in Section 9.1(a).
"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.
"Permitted Acquisition" means an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person, (b) a Person that is incorporated, formed or resulting from a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the "Target"), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 7.4, in each case so long as:

(i)    no Default or Event of Default shall then exist or would exist after giving effect thereto;

(ii)    the Credit Parties shall demonstrate to the reasonable satisfaction of the Lender that, after giving effect to the acquisition on a Pro Forma Basis, (A) the Credit Parties are in compliance with each of the financial covenants set forth in Section 7.9 and (B) the Total Leverage Ratio shall be 0.25 to 1.0 less than the then applicable level set forth in Section 7.9;

(iii)    the Lender shall have received (A) a description of the material terms of such acquisition and (B) for any such acquisition with total consideration in excess of $75,000,000, (1) audited financial statements (or, if unavailable, management-prepared financial or pro forma financial statements) of the Target for its two most recent fiscal years and unaudited financial statements for any fiscal quarters ended within the fiscal year to date (to the extent available) and (2) a certificate substantially in the form of Exhibit 1.1, executed by an Authorized Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement at least five (5) Business Days prior to the consummation of such acquisition;

(iv)    such acquisition shall not be a "hostile" acquisition and shall have been approved by the Board of Directors (or equivalent) and/or shareholders (or equivalent) of the Target and, to the extent required by applicable law, the applicable Credit Party; and

(v)    after giving effect to such acquisition, there shall be at least $50,000,000 of Liquidity.

"Permitted Investments" means, at any time, Investments by the Credit Parties and the Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.5.
"Permitted Liens" means, at any time, Liens in respect of Property of the Credit Parties and the Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.2.
"Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.
"Plan" means each of the "employee benefit plans" (as such term is defined in Section 3(3) of ERISA), of which any Credit Party or any ERISA Affiliate is or ever was a sponsor or participating employer or as to which any Credit Party or any of its ERISA Affiliates makes contributions or is required to make contributions.

"Pro Forma Basis" means, with respect to any transaction, that such transaction (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) shall be deemed to have occurred as of the first day of the Four-Quarter Period ending as of the most recent quarter end preceding the date of such transaction for which financial statement information is available.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Real Properties" means, at any time, a collective reference to each of the facilities and real properties owned, leased or operated by any Credit Party or any of its Subsidiaries at such time.

"Recovery Event" means the receipt by any Credit Party or its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

"Regulation T, U or X" means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Relevant Governmental Body" means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.
"Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its Property is subject.
"Restricted Payment" means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Credit Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Credit Party, now or hereafter outstanding (other than dividends or distributions payable in Capital Stock of the applicable Person to any Credit Party), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party, now or hereafter outstanding and (iv) any prepayment of principal, premium (if any) on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness.
"Revolving Commitment" means the commitment of the Lender to make Loans in an aggregate principal amount not to exceed the Revolving Committed Amount.
"Revolving Committed Amount" shall have the meaning assigned to such term in Section 2.1(a).
"Revolving Note" shall have the meaning assigned to such term in Section 2.1(e).
"S&P" means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

 ~~"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.~~

~~"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC~~

"Sanctioned Country" means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of April 16, 2020, Cuba, Iran, North Korea, Syria and Crimea).

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
"Sanctions" means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Loans and other extensions of credit will be used, or (c) from which repayment of the Loans and other extensions of credit will be derived.

"Scheduled Funded Debt Payments" means, as of any date for the Four-Quarter Period ending on such date, the sum of all regularly scheduled payments of principal on Funded Debt of the Credit Parties and their Subsidiaries on a Consolidated basis for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination) to the extent actually paid in cash.

"SEC" means the Securities and Exchange Commission or any successor Governmental Authority.

"Securities Act" means the Securities Act of 1933, as amended, and all regulations issued pursuant thereto.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and all regulations issued pursuant thereto.

"Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
"SOFR" with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator thereof, (or a successor administrator) on its website.
"Subordinated Indebtedness" means any Indebtedness incurred by any Credit Party which by its express terms is subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms reasonably acceptable to the Lender.
"Subordinated Indebtedness Documents" means all documents or agreements evidencing the Subordinated Indebtedness, as the same may be amended, restated, supplemented, extended or replaced from time to time.

"Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

"Swap Agreement" means a swap agreement by and between Borrower and Bank or its affiliates.
"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
"Target" has the meaning set forth in the definition of Permitted Acquisition.
"Term SOFR" means the forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
"Total Leverage Ratio" means as of any date of determination, for the Four-Quarter Period ending on such date, the ratio of (a) Funded Debt of the Credit Parties and their Subsidiaries on the last day of such period on a Consolidated basis to (b) Consolidated Operating EBITDA of the Credit Parties and their Subsidiaries for such period.
"Transactions" means the closing of this Agreement and the other Loan Documents and the other transactions contemplated hereby and pursuant to the other Loan Documents (including, without limitation, the initial borrowings under the Loan Documents and the payment of fees and expenses in connection with all of the foregoing).
"UCC" means the Uniform Commercial Code of the State of New York from time-to-time.
"Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote on any matter requiring the vote of holders of such Capital Stock as set forth in such Person’s organizational documents or as provided by applicable law, even though the right so to vote has been suspended by the happening of such a contingency.
"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association, together with its successors and/or assigns.
1.2    Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."
1.3    Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Loan Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1; provided, however, if any Credit Party is required by law to adopt a different accounting framework, including but not limited to the International Financial Reporting Standards, "GAAP" means such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; provided further that for purposes of calculating Indebtedness hereunder, the term "Capital Lease" shall not include any ~~Capital Lease~~ lease that was classified as an operating lease on the Closing Date or would have been classified as an operating lease had such agreement been in effect on the Closing Date prior to a relevant change in law or change in GAAP (from GAAP as in effect on the Closing Date) which has the effect of re-classifying such agreement as a Capital Lease. If (a) any Credit Party shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Lender shall so object in writing within sixty (60) days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Credit Parties to the Lender as to which no such objection shall have been made.
1.4    Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2
LOAN FACILITIES

2.1	Loans.

(a)Revolving Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Lender agrees to make available to the Borrower revolving credit loans requested by the Borrower in Dollars ("Loans") from time to time from the Closing Date until the Maturity Date, or such earlier date as the Revolving Commitment shall have been terminated as provided herein; provided, however, that the sum of the (i) aggregate outstanding principal amount of Loans plus (ii) LC Exposure shall not exceed NINETY-FIVE MILLION AND NO/100 DOLLARS ($~~5,000,000~~95,000,000) (as such amount may be reduced from time to time as provided in Section 3.4(a~~) or increased from time to time as provided in Section 2.1(f~~)) (the "Revolving Committed Amount"), provided, further, that the LC Exposure shall at no time exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000). Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b)Revolving Loan Borrowings.

(i)Notice of Borrowing. The Borrower shall request a Loan borrowing by delivering written notice (or telephonic notice promptly confirmed in writing) to the Lender not later than 11:00 AM (Austin, Texas time) on the Business Day of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the Borrower elects to borrow at the Base Rate or the LIBOR-Based Rate, and (E) if a LIBOR-Based Rate loan is selected by the Borrower, the LIBOR Interest Period(s) therefor (it being understood that, for purposes hereof, LIBOR Loans with different LIBOR Interest Periods shall be considered as separate LIBOR Loans, even if they begin on the same date, although borrowings and extensions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Loan with a single LIBOR Interest Period). With respect to Loans only, if the Borrower shall fail to specify an applicable LIBOR Interest Period in any such Notice of Borrowing, then such notice shall be deemed to be a request for an Interest Period of one (1) month.

(ii)Minimum Amounts. Each Loan that is made as a Base Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii)Advances. The Lender will make each Loan borrowing available to the Borrower by crediting the account of the Borrower on the books of such office.

(c)Repayment. The Borrower hereby promises to pay the principal amount of all outstanding Loans (including all LC Exposure) in full on the Maturity Date, unless accelerated sooner pursuant to Section 9.2.

(d)Interest. Subject to the provisions of Section 3.1,

(i)Base Rate Loans. During such periods as Loans shall be comprised of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

(ii)LIBOR Loans. During such periods as Loans shall be comprised of LIBOR Loans, such LIBOR Loans shall bear interest at a per annum rate equal to the applicable Adjusted LIBOR-Based Rate.

The Borrower hereby promises to pay interest on Loans in arrears on each Interest Payment Date.

(e)Revolving Note. The Borrower, on the Closing Date, will execute and deliver to the Lender a promissory note evidencing all the Loans to be made by the Lender in an original principal amount equal to the Revolving Committed Amount and in substantially the form of Exhibit 2.1(e) (the "Revolving Note").

~~(f)    Incremental Revolving Facility. The Borrower shall have the right prior to the Maturity Date, to request additional Indebtedness under this Agreement in the form of one or~~

~~more increases to the Revolving Committed Amount (each such increase, an "Incremental Revolving Facility") by an aggregate amount for all such increases of up to $25,000,000. The Lender shall have no obligation to provide an Incremental Revolving Facility and any Incremental Revolving Facility shall be on terms and conditions mutually acceptable to the Lender and the Borrower..~~

3.1	Letters of Credit.

(a)Until the Maturity Date, or such earlier date as the Revolving Commitment shall have been terminated as provided herein, the Lender agrees to issue, at the request of the Borrower, Letters of Credit for the account of any Credit Party on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Maturity Date; and (ii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the LC Exposure would exceed $5,000,000, or (B) the LC Exposure plus the aggregate outstanding principal amount of all Loans would exceed the Revolving Committed Amount.

(b)To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall submit to the Lender a completed Application and Agreement for Standby Irrevocable Letter of Credit at least three (3) Business Days prior to the requested date of issuance specifying (i) the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), (ii) the expiration date of such Letter of Credit, (iii) the amount of such Letter of Credit, (iv) the name and address of the beneficiary thereof and (v) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Section 5.2, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Lender shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Lender shall reasonably require.

(c)If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Lender, in the name of the Lender and for the benefit of the Lender, an amount in cash equal to 105% of the amount of LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, with demand or notice of any kind, upon the occurrence of any Event of Default with respect to any Credit Party described in Section 9.1(e) of this Loan Agreement. Such deposit shall be held by the Lender as collateral for the payment and performance of the Credit Party Obligations of the Credit Parties under this Loan Agreement. Subject to the last sentence of this subsection (c), the Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender (solely in time deposit accounts with the Lender or any domestic commercial bank meeting the requirements set forth in clause (b) of the definition of Cash Equivalents) and at the Credit Parties’ risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Lender to reimburse itself for LC Disbursements for which it has not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Credit Parties for the LC Exposure at such time or, if the Maturity Date has been accelerated, be applied to satisfy other Credit Party Obligations of the Credit Parties under this Loan Agreement. If the Credit Parties are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(d)Unless otherwise expressly agreed by the Lender and the Credit Parties, when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Lender, its correspondents, and the beneficiaries thereof will be governed by the rules of the "International Standby Practices 1998" (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) and to the extent not inconsistent therewith, the governing law of this Loan Agreement.

(e)    In the event of any drawing under any Letter of Credit, the Lender will promptly notify the Borrower. The Borrower shall reimburse the Lender on the day of drawing under any Letter of Credit if notified prior to 2:00 P.M. (Austin, Texas time) on a Business Day or, if after 2:00 P.M. (Austin, Texas time), on the following Business Day in same day funds as provided herein or in the LC Documents. The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Lender, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

SECTION 3
OTHER PROVISIONS RELATING TO LOAN FACILITIES

3.1    Default Rate.

Upon the occurrence and during the continuance of a (i) Bankruptcy Event constituting an Event of Default or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) any other Event of Default hereunder, at the option of the Lender, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is cured or waived in accordance with Section 10.6. Any default interest owing under this Section 3.1 shall be due and payable on the earlier to occur of (x) demand by the Lender and (y) the Maturity Date.

3.2    Continuation of Outstanding Advances.

The Credit Parties shall have the option, on any Business Day, to extend any existing LIBOR Loan into a LIBOR Loan having a subsequent permissible Interest Period; provided, however, that (a) except as provided in Section 3.6 hereof, LIBOR Loans may be Continued as LIBOR Loans for new Interest Periods only on the last day of the Interest Period applicable thereto, (b) Loans Continued as LIBOR Loans shall be subject to the terms of the definition of "LIBOR Interest Period" set forth herein (c) no more than five (5) LIBOR Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, LIBOR Loans with different Interest Periods shall be considered as separate LIBOR Loans, even if they begin on the same date, although advances and Continuations may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Loan with a single

Interest Period) and (d) any request for Continuation of a LIBOR loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one (1) month. Each such Continuation shall be effected by the Borrower by giving a "Notice of Continuation" (or telephonic notice promptly confirmed in writing) in the form of Exhibit 3.2 hereto to the office of the Lender specified in Section 10.1 hereof, or at such other office as the Lender may designate in writing, prior to 11:00 A.M. (Austin, Texas time) on third (3rd) Business Day prior to the date of the proposed Continuation, specifying the date of the proposed Continuation, the Loans to be so Continued and the applicable LIBOR Interest Periods with respect thereto. Each request for a Continuation shall be irrevocable and shall constitute a representation and warranty by the Borrower of each condition set forth in Sections 5.2(a), (c) and (d) hereof. In the event the Borrower fails to request Continuation of any LIBOR Loan in accordance with this Section 3.2, or any such Continuation is not permitted or required by this Section 3.2, then such LIBOR Loan shall be Continued as a LIBOR Loan with a 1-month Interest Period.

3.3    Prepayments.

(a)Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time provided, however, that each partial prepayment or repayment of (i) Loans that are Base Rate Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or the remaining outstanding principal amount) and (ii) Loans that LIBOR Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or the remaining outstanding principal amount). Subject to the foregoing terms, amounts prepaid under this Section 3.3(a) shall be applied as the Borrower may elect; provided that if the Borrower shall fail to specify with respect to any voluntary prepayment, such voluntary prepayment shall be applied as the Lender elects. Any notice of prepayment may state that it is conditioned upon one or more events specified therein, and may be revoked by the Borrower by notice to the Lender prior to such prepayment if such condition is not satisfied. All prepayments under this Section 3.3(a) shall be subject to Section 3.6 and the breakage fees related to any related Hedging Agreement, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(b)Mandatory Prepayments. If at any time, the sum of the (i) aggregate outstanding principal amount of Loans plus (ii) LC Exposure, shall exceed the Revolving Committed Amount, and such circumstance continues to exist for more than two (2) Business Days after the receipt of notice from the Lender, the Borrower shall immediately prepay the Loans in an amount sufficient to eliminate such excess.

3.4    Termination and Reduction of Revolving Committed Amount.

(a)    Voluntary Reductions. The Borrower may from time to time (but, in any event, not to exceed two (2) times per year and five (5) times during the term of this Agreement) permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $1,000,000 or in integral multiples of $500,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five (5) Business Days’ prior written notice to the Lender; provided, however, no such termination or reduction shall be made which would cause the (i) sum of the aggregate outstanding principal amount of Loans plus (ii) LC Exposure to exceed the Revolving Committed Amount, unless, concurrently with such termination or reduction, the Loans are repaid to the extent necessary to eliminate such excess. Any such notice of termination may state that it is conditioned upon one or more events specified therein, and may be revoked by the Borrower by notice to the Lender prior to the effectiveness of such termination if such condition is not satisfied.

(b)    Maturity Date. Unless terminated sooner pursuant to Section 3.4(a) or Section 9.2, the Revolving Commitment of the Lender shall automatically terminate on the Maturity Date.

(c)    General. The Borrower shall pay to the Lender. in accordance with the terms of Section 3.5(a), on the date of each termination or reduction of the Revolving Commitment, the Commitment Fee accrued through the date of such termination or reduction on the amount of the Revolving Commitment so terminated or reduced.

3.5    Fees.

(a)    Commitment Fee. In consideration of the Revolving Commitment of the Lender hereunder, the Borrower promises to pay to the Lender a fee (the "Commitment Fee") in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Revolving Committed Amount. The Commitment Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and on any date that the Revolving Commitment is terminated and on the Maturity Date) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Commitment Fee is payable hereunder being herein referred to as an "Commitment Fee Calculation Period"), beginning with the first of such dates to occur after the Closing Date.

(b)    Letter of Credit Fees. In consideration of the LOC Commitments, the Credit Parties agree to pay to the Lender, a fee (the "Letter of Credit Fee") equal to the Applicable Percentage for Loans that are LIBOR Loans on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

(c)    Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Credit Parties shall pay to the Lender for its own account the reasonable and customary charges from time to time of the Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "Issuing Lender Fees").

3.6    Special Provisions Regarding LIBOR-Based Rate.

The following additional provisions shall apply regarding the LIBOR-Based Rate:
(a)    If, as a result of any Change in Law (i) the basis of taxation of payments to the Lender of any interest accruing with respect to any LIBOR Loan or any other amounts payable hereunder in respect thereof (other than Indemnified Taxes covered in Section 3.9 and Taxes excluded from the definition of Indemnified Taxes) is changed, (ii) any reserve, special deposit or similar requirements (including but not limited to, state law requirements and Regulations D and K) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of the Lender are imposed, modified or deemed applicable, or (iii) any other condition affecting the application of the LIBOR-Based Rate, the Loans evidenced hereby or the interest payable hereunder is imposed on the Lender, or on the London Interbank Market, and the Lender reasonably determines that, by reason thereof, the Lender will incur increased costs, or if, as a result of any Change in Law, the Lender incurs increased costs measured by the excess above a base level of (1) a category of liabilities which includes deposits by reference to which LIBOR-Based Rate is determined or (2) a category of assets which includes loans which bear interest at a rate determined in part by reference to the LIBOR-Based Rate (each such category herein a "Defined Category"), then the Credit Parties shall jointly and severally pay to the Lender upon demand such additional amount as will compensate the Lender for such increased costs (herein "Increased Costs) in an aggregate amount not to exceed $15,000 per fiscal year.

(b)    The Lender will promptly notify Borrower of any Change in Law which effects Increased Costs.

(c)    If by reason of any Change in Law (i) the Lender becomes restricted in the amount of a Defined Category which it may hold or (ii) it shall be unlawful or impossible for the Lender to maintain the Loan hereunder bearing interest at the applicable Adjusted LIBOR-Based Rate, the Lender shall give notice thereof to the Borrower, and upon the giving of such notice, interest at the Adjusted LIBOR-Based Rate shall be payable at the Adjusted Base Rate. If at any time subsequent to the giving of such notice by the Lender, the Lender determines that because of a change in circumstances, within a reasonable amount of time, the LIBOR-Based Rate is again available to the Borrower, the Lender will so advise the Borrower and the Borrower may convert the rate of interest payable from the Adjusted Base Rate to the Adjusted LIBOR-Based Rate by giving the Lender reasonable advance written notice of its election to do so, the applicable Interest Period, as well as the date such conversion is to become effective.

(d)    Determination by the Lender under this Section 3.6 as to the effect of any Change in Law shall be conclusive provided such determination is made in good faith.

(e)If the Lender shall have determined in good faith (which determination shall be conclusive and binding on the Credit Parties) that by reason of circumstances affecting the London Interbank Market, adequate and reasonable means do not exist for (i) ascertaining the applicable LIBOR-Based Rate or (ii) obtaining Dollars in an amount equal to the principal balance hereof as applicable (if the Lender in its sole discretion determines that the obtaining of such funds is necessary and then only after the Lender has used its best efforts to obtain such funds), the Lender shall notify the Borrower of such determination. If such notice is given by the Lender, the Lender shall have no obligation to apply the applicable Adjusted LIBOR-Based Rate until such notice is withdrawn and the Adjusted Base Rate shall apply.

(f)If in the reasonable judgment of the Lender (i) the relevant office of the Lender is not for any reason whatsoever quoting rates for the offering of dollars for deposit in immediately available funds for a particular Interest Period and in an amount comparable to the computation of the rate of interest for such applicable period or (ii) the applicable Adjusted LIBOR-Based Rate will not adequately and fairly reflect the cost to the Lender of maintaining these Loans (or any portion thereof), then the Lender shall give the Borrower prompt notice thereof and the Loans shall immediately bear interest at the Adjusted Base Rate. The Lender shall, within a reasonable amount of time, advise the Borrower of a change in circumstances resulting in the Adjusted LIBOR-Based Rate again being available to the Borrower and Borrower may convert the rate of interest payable on the loan from the Adjusted Base Rate to the Adjusted LIBOR-Based Rate by giving the Lender reasonable advance written notice of its election to do so, as well as the date such conversion is to become effective, and the Adjusted LIBOR-Based Rate shall apply thereafter.

(g)Should the rate of interest hereunder be converted from the Adjusted LIBOR-Based Rate to the Adjusted Base Rate in accordance with this Article, the Borrower shall pay to the Lender, within 5 Business Days following a request by the Lender, such amounts as shall compensate the Lender for any losses sustained by Lender as a result of such conversion, as determined by the Lender, which determination shall be conclusive, absent manifest error, and provided such determination is reasonable and is made in good faith, including, without limitation, any amounts as shall compensate the Lender or any Affiliate of the Lender incurred in connection with the prepayment or early termination of any LIBOR Loan subject to a Hedging Agreement.

(h)Notwithstanding anything to the contrary contained in this Loan Agreement or in any related Loan Document (for the purposes of these Benchmark Replacement Provisions, a Swap Agreement is not a loan document):

(i)Benchmark Replacement. If a Benchmark Transition Event or an Early Opt-in Election, as applicable, occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes under this Loan Agreement or under any related Loan Document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

(ii)Benchmark Replacement Conforming Changes. The Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(iii)Notices; Standards for Decisions and Determinations. The Lender will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Lender pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.

~~3.7~~ (vii) Payments, Computations, Etc.

(i)~~(a)~~ Generally. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Lender in Dollars in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff of any kind, at the Lender’s office in Austin, Texas, not later than 2:00 P.M. (Austin, Texas time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Lender may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower. The Borrower shall, at the time it makes any payment under this Loan Agreement, specify to the Lender the Loans, Fees, interest or other amounts payable by the applicable Credit Parties hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, as the Lender deems appropriate). Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension). Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days (except with respect to any Base Rate Loan based on the Prime Rate which shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed). Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(j)~~(b)~~ Allocation of Payments After Acceleration. Notwithstanding any other provisions of this Loan Agreement to the contrary, after acceleration of the Credit Party Obligations pursuant to Section 9.2, all amounts collected or received by the Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Lender in connection with enforcing the rights of the Lender under the Loan Documents;
SECOND, to payment of any fees owed to the Lender;
THIRD, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest (including, without limitation, accrued fees and interest arising under any Bank Products between the any Credit Party and the Lender, or any Affiliate of the Lender);
FOURTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including, without limitation, the outstanding principal amount arising under any Bank Products between any Credit Party and the Lender, or any Affiliate of the Lender);
FIFTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FOURTH" above; and
SIXTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.
3.7    ~~3.8~~ Evidence of Debt.
(a)    The Lender shall maintain an account or accounts evidencing each Loan made by the Lender to, and each Letter of Credit issued at the request of the Credit Parties from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Loan Agreement. The Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b)    The entries made in the accounts maintained pursuant to clause (a) of this Section 3.8 shall be prima facie evidence of the existence and amounts of the obligations of the Credit Parties therein recorded; provided, however, that the failure of the Lender to maintain any such account, or any error therein, shall not in any manner affect the obligation of the Credit Parties to repay the applicable Credit Party Obligations owing to the Lender.

(c)    The Lender (acting solely for this purpose as the agent of the Borrower) shall maintain a register for the recordation of the names and addresses of the Lender and its assignees (including any transferees or participants pursuant to Section 10.3), and the amounts of principal and interest owing to any of them hereunder from time to time (the "Register"), in order to establish that the Borrower’s obligations hereunder are in registered form for purposes of Section 5f.103-1(c) of the United States

Treasury Regulations. The entries in the Register shall be the only means of transfer hereunder and shall be conclusive absent manifest error, and the Borrower, the Lender and its assignees shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement. The Lender shall provide the Borrower with reasonable notice of any such transfer, and the Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

3.8    ~~3.9~~ Withholding Tax Matters.

(a)    Any and all payments by the Borrower to or for the account of a Lender hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on the Lender’s overall net income, franchise taxes imposed on it in lieu of net income taxes, and branch profits taxes, in each case imposed by the jurisdiction under the laws of which the Lender is organized, in which its principal office or applicable lending office is located, or with which it has a present or former connection (other than any connection arising solely from having executed, delivered, performed its obligations or received payment under, or enforced this Agreement), and any political subdivision of any of the foregoing, (ii) U.S. withholding taxes under any law (and at a rate) in effect at the time such Lender first becomes a party to this Agreement, and (iii) any taxes imposed pursuant to FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as "Indemnified Taxes"). If the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any Loan Documents, (1) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including such deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.9(a)) the Lender receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, and (2) the Borrower shall make any required deductions and pay the full amount deducted to the relevant taxation or other authority in accordance with applicable law.

(b)    In addition, the Borrower shall pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

(c)    The Borrower shall indemnify the Lender for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes imposed on or paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

(d)    Within 30 days after the date of any payment of any Indemnified Taxes or Other Taxes, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Lender.

(e)    On or prior to the date it becomes a party to this Agreement, and from time to time thereafter as required by law or reasonably requested in writing by the Borrower (but only so long as the Lender remains lawfully able to do so), the Lender shall provide the Borrower with such documents and forms as prescribed by the Internal Revenue Service ("IRS") in order to certify that payments to the Lender are exempt from or entitled to a reduced rate of U.S. federal withholding tax on payments pursuant to this Agreement or any other Loan Document. For the avoidance of doubt, if the documents and forms provided by the Lender at the time the Lender first becomes a party to this Agreement indicate a U.S. federal withholding tax rate on payments to the Lender in excess of zero, withholding tax at such rate shall be considered excluded from Indemnified Taxes unless and until the Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Indemnified Taxes for periods governed by such form. Without limiting the generality of the foregoing, any Foreign Lender that is not the beneficial owner of payments made under this Agreement, such as an entity treated as a partnership for U.S. federal income tax purposes, will provide (i) an IRS Form W-8IMY on behalf of itself and (ii) on behalf of each such beneficial owner, the following forms that would be required of such beneficial owner if such beneficial owner were the Lender: (A) in the case of a beneficial owner claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E and (2) a certificate to the effect that such beneficial owner is not (i) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (ii) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code, (B) in the case of a beneficial owner claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty; (C) in the case of a beneficial owner for whom payments under this Agreement constitute income that is effectively connected with such a beneficial owner 's conduct of a trade or business in the United States, IRS Form W-8ECI; and (D) in the case of a beneficial owner that is U.S. person within the meaning of Section 7701(a)(30) of the Internal Revenue Code, IRS Form W-9 certifying that such beneficial owner is exempt from U.S. federal backup withholding tax. Any Lender that is the beneficial owner of payments made under this Agreement shall provide on behalf of itself the appropriate documents referred to in clauses (A), (B), (C), or (D) of the preceding sentence. If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA, the Lender shall (but only so long as the Lender remains lawfully able to do so) deliver to the Borrower, at the time or times prescribed by law or reasonably requested in writing by the Borrower, such documentation prescribed by applicable law or reasonably requested in writing by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that the Lender has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, FATCA shall include any amendments made to FATCA after the date of this Agreement (and thus shall not be limited to amendments or successor provisions that are substantively comparable to (and not materially more onerous to comply with than) Section 1471 through 1474 of the Code as of the date of this Agreement).

(f)    If a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, the Lender shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Lender, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to the Lender in the event the Lender is required to repay such refund to such taxing authority. This clause (f) shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 4
GUARANTY

4.1	The Guaranty.

Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment of all Credit Party Obligations including, without limitation, (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and Letters of Credit, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Borrower under the Loan Agreement or any other Loan Document, when and as due, and (c) all other monetary obligations under the Loan Documents or any Bank Product, including (i) fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Lender under the Loan Agreement and the other Loan Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to the Loan Agreement and the other Loan Documents; and (iii) the due and punctual payment and performance of all obligations (other than Excluded Swap Obligations) of the Borrower, monetary or otherwise, arising under any Bank Products (all the monetary and other obligations referred to in the preceding clauses (a) through (b) being collectively called the "Guaranteed Obligations"). In no event shall the Guaranteed Obligations include any Excluded Swap Obligations. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.
Each of the Guarantors hereby represents and warrants that it is a direct or indirect Subsidiary of the Borrower, and has derived substantial benefit from the making of the Loans and Letters of Credit by the Lender to the Borrower.
4.2    Obligations Unconditional; Subordination.

The obligations of the Guarantors under Section 4.1 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or Bank Products, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Upon payment by any Guarantor of any sums to the Lender, all rights of such Guarantor against any Credit Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations. In addition, any Indebtedness of any Credit Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Guaranteed Obligations (it being understood and agreed that the Credit Parties may make payments on any such Indebtedness unless an Event of Default has occurred and is continuing). If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such Indebtedness of any Credit Party, such amount shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of Guarantors hereunder which shall remain absolute and unconditional as described above:
(a)at any time or from time to time, without notice to Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of any of the Loan Documents, any Bank Product between any Credit Party and the Lender, or any Affiliate of the Lender, or any other agreement or instrument referred to in the Loan Documents or such Bank Products shall be done or omitted;

(c)the maturity of any of the Credit Party Obligations shall be accelerated, or any of the Credit Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Bank Product between any Credit Party and the Lender, or any Affiliate of a the Lender, or any other agreement or instrument referred to in the Loan Documents or such Bank Products shall be waived or any other guarantee of any of the Guaranteed Obligations shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or

(d)any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of Guarantors) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of Guarantors).

With respect to its obligations hereunder, Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Bank Product between any Credit Party and the Lender, or any Affiliate of the Lender, or any other agreement or instrument referred to in the Loan Documents or such Bank Products, or against any other Person under any other guarantee of any of the Guaranteed Obligations.
4.3    Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Guarantors agree that they will jointly and severally indemnify the Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
4.4    Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Lender, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1.
4.5    Guarantee of Payment; Continuing Guarantee.

The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.
4.6    Indemnity and Subrogation.
In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 4.2), the Borrower agrees that in the event a payment shall be made by any Guarantor under Section 4 of this Loan Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.
4.7    Contribution and Subrogation.

Each Guarantor (a "Contributing Guarantor") agrees (subject to Section 4.2) that, in the event a payment shall be made by any other Guarantor under Section 4 of this Loan Agreement (the "Claiming Guarantor") shall not have been fully indemnified by the Borrower as provided in Section 4.6, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.10, the date of the Joinder Agreement executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 4.7 shall be subrogated to the rights of such Claiming Guarantor under Section 4.6 to the extent of such payment.
4.8    Subordination.

Notwithstanding any provision of this Loan Agreement to the contrary, all rights of the Guarantors under Section 4.6 and Section 4.7 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations (other than inchoate indemnity obligations). No failure on the part of the Borrower or any Guarantor to make the payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.
4.9    Termination.

The guarantees made under this Section 4 shall terminate when all the Guaranteed Obligations (other than those Guaranteed Obligations relating to Bank Products and other than inchoate indemnity obligations) have been paid in full in cash, and (b) shall continue to be effective if at any time payment, or any part thereof, of any Credit Party Obligation is rescinded or must otherwise be restored by the Lender or any Guarantor upon the bankruptcy or reorganization of the Borrower, any Guarantor or otherwise. In connection with the foregoing, the Lender shall execute and deliver to such Guarantor or Guarantor’s designee, at such Guarantor’s expense, any documents or instruments, without representation or recourse, which such Guarantor shall reasonably request from time to time to evidence such termination and release.
4.10    Savings Clause.

(a)    It is the intent of each Guarantor and the Lender that each Guarantor’s maximum obligations hereunder shall be, but not in excess of:

(i)in a case or proceeding commenced by or against any Guarantor under the provisions of the Bankruptcy Code on or within two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor owed to the Lender) to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)in a case or proceeding commenced by or against any Guarantor under the Bankruptcy Code subsequent to two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Lender) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)in a case or proceeding commenced by or against any Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Lender) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

(b)    The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Lender) as may be determined in any case or proceeding shall hereinafter be referred to as the "Avoidance Provisions". To the extent set forth in Section 4.10(a)(i), (ii), and (iii), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Lender), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

(c)    This Section 4.10 is intended solely to preserve the rights of the Lender hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Guarantors nor any other Person shall have any right or claim under this Section 4.10 as against the Lender that would not otherwise be available to such Person under the Avoidance Provisions.

SECTION 5
CONDITIONS

5.1	Closing Conditions.

The obligation of the Lender to enter into this Loan Agreement and to make the initial Loan shall be subject to satisfaction of the following conditions:
(a)Executed Loan Documents. Receipt by the Lender of duly executed copies of: (i) this Loan Agreement and (ii) all other Loan Documents required by the Lender on the Closing Date.

(b)Organizational Documents. Receipt by the Lender of the following with respect to each Credit Party:

(i)Charter Documents. Certified articles of incorporation, articles of organization or other charter documents of each Credit Party, as applicable, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(ii)Bylaws; Etc. A copy of the bylaws, operating agreement or other governing document of each Credit Party, as applicable, certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(iii)Resolutions. Copies of resolutions of the board of directors or consent of members, as applicable for each Credit Party, approving and adopting the Loan Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

(iv)Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of organization and each other jurisdiction requested by the Lender (and agreed to by the Borrower).

(v)Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(c)Opinions of Counsel. The Lender shall have received, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Lender, customary legal opinions of outside counsel for the Credit Parties.

(d)Evidence of Insurance. Receipt by the Lender of copies of insurance policies or certificates of insurance of each Credit Party evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents.

(e)Consents. Receipt by the Lender of evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such Transactions or that could seek or threaten any of the foregoing.

(f)Officer’s Certificates. The Lender shall have received a certificate executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit 5.1(f), stating that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Loan Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) that purports to affect any Credit Party or any of its Subsidiaries, or any Transaction, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, and (ii) immediately after giving effect to this Agreement, the other Loan Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Loan Documents are (1) with respect to representations and warranties that contain a materiality qualification, true and correct and (2) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects, and (C) the Credit Parties are in compliance on a Pro Forma Basis with each of the financial covenants set forth in Section 7.9 (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of the last day of the quarter that ended at least twenty (20) days prior to the Closing Date.

(g)Financial Statements. The Lender shall have received copies of the financial statements referred to in Section 6.1, each in form and substance satisfactory thereto.

(h)No Material Change. Since December 31, 2012, there shall not have occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(i)Solvency Certificate. The Lender shall have received an officer’s certificate prepared by an Authorized Officer as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Transactions and the initial borrowings under the Loan Documents, in substantially the form of Exhibit 5.1(i) hereto.

(j)Fees and Expenses. Payment by the Credit Parties to the Lender of all fees and expenses relating to the Loan Facilities which are due and payable on the Closing Date.

(k)Patriot Act. The Lender shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(l)Other. Receipt and approval by the Lender of such other documents, instruments, agreements or information as reasonably requested by the Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, environmental matters, material contracts, debt agreements, property ownership, management agreements, employment agreements, stockholder agreements, contingent liabilities and management of the Credit Parties.

5.2    Conditions to all Extensions of Credit.

The obligations of the Lender to make any Loan (including the initial Loans) or to issue, amend, renew or extend any Letter of Credit, are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 5.1:
(a)    The Borrower shall have delivered, in the case of any Loan, an appropriate Notice of Borrowing, Notice of Continuation or Application and Agreement for Standby Irrevocable Letter of Credit;

(b)    The representations and warranties set forth in Section 6 shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such extension of credit as if made on and as of such date, in each case except for any representation or warranty made as of an earlier date, which representation and warranty shall (A) with respect to representations and warranties that contain a materiality qualification, remain true and correct as of such earlier date and (B) with respect to representations and warranties that do not contain a materiality qualification, remain true and correct in all material respects as of such earlier date.

(c)    No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto; and

(d)    Immediately after giving effect to the making of such Loan or the issuance of such Letter of Credit, and in the case of a request for a Loan (and the application of the proceeds thereof) the (i) sum of the aggregate outstanding principal amount of Loans, plus (ii) LC Exposure, shall not exceed the Revolving Committed Amount.

The delivery of each Notice of Borrowing or Application and Agreement for Standby Irrevocable Letter of Credit and each request for a Loan and each issuance, amendment, extension or renewal of any Letter of Credit shall constitute a representation and warranty by the Credit Parties of the correctness of the matters specified in subsections (b), (c) and (d) above.
SECTION 6
REPRESENTATIONS AND WARRANTIES

The Credit Parties hereby represent to the Lender that:

6.1	Financial Condition.

The audited Consolidated financial statements of the Borrower and its Subsidiaries for the fiscal ~~years~~year ended December 31, ~~2010, December 31, 2011 and December 31, 2012~~2019, together with the related Consolidated statements of income or operations, equity and cash flows for the fiscal years ended on such dates:

(i)    were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(ii)    fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries, as applicable, as of the date thereof and results of operations for the period covered thereby; and

(iii)    show all material Indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries, as applicable, as of the date thereof, including liabilities for taxes, material commitments and material contingent obligations, to the extent required to be shown on a balance sheet prepared in accordance with GAAP.

6.2    No Material Change.

Since December 31, ~~2012~~2019, there has been no development or event relating to or affecting any of the Credit Parties which has had or could reasonably be expected to have a Material Adverse Effect.
6.3    Organization and Good Standing.

Each Credit Party (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary company power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.
6.4    Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has the corporate or other necessary company power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate or other necessary company action on the part of such Credit Party to authorize the borrowings, other extensions of credit and guarantees, as applicable, on the terms and conditions of this Loan Agreement and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or other extensions of credit hereunder, or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which any Credit Party is a party, except such as have been obtained or made and are in full force and effect. This Loan Agreement has been, and each other Loan Document to which any Credit Party is a party will be, duly executed and delivered on behalf of such Credit Party. This Loan Agreement constitutes, and each other Loan Document to which each Credit Party is a party when executed and delivered by such Credit Party will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
6.5    No Conflicts.

Neither the execution and delivery by any Credit Party of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by any such Credit Party that is a party thereto will (a) violate or conflict with any provision of the articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or conflict in any material respect with any Requirement of Law (including, without limitation, Regulation T, U or X), order, writ, judgment, injunction, decree or permit applicable to such Credit Party, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any material indenture, loan agreement, mortgage, deed of trust, contract or other material agreement or instrument to which it is a party or by which it may be bound or (d) result in or require the creation of any Lien upon or with respect to its properties.
6.6    No Default.

No Credit Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed in writing to the Lender.
6.7    Ownership.

Each Credit Party has good title to, or has the rights to use, all of the assets material to its business and none of such owned assets is subject to any Lien other than Permitted Liens.
6.8    Litigation.

There does not exist any pending or, to the knowledge of the Credit Parties, threatened in writing action, suit, investigation, claim or legal, equitable, arbitration or administrative proceeding against any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
6.9    Taxes.
Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all federal income tax returns and all other material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent, (ii) that are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP, or (iii) to the extent that the amount of any such taxes is immaterial and the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.10    Compliance with Law.

Each Credit Party is in compliance with all Requirements of Law (including without limitation Environmental Laws) applicable to it, or to its properties, unless, in each case, such failure to comply could not reasonably be expected to have a Material Adverse Effect. There exists no event, occurrence, condition or act, which, with the giving of notice or the lapse of time, would constitute a violation of any Requirement of Law by any Credit Party which, in each case, could reasonably be expected to cause a Material Adverse Effect.
6.11    ERISA.

(a)During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Authorized Officers of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) each Plan has been maintained, operated, and funded in compliance with its own terms and in compliance with the provisions of ERISA, the Code, and any other applicable Federal or state laws, except where such failure or noncompliance could not reasonably be expected to have a Material Adverse Effect; and (iii) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

(c)None of the Credit Parties, nor any ERISA Affiliate, has incurred, or, to the knowledge of the Authorized Officers of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan. None of the Credit Parties, nor any ERISA Affiliate, would become subject to any withdrawal liability under ERISA if any Credit Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Credit Party, nor any ERISA Affiliate, has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Authorized Officers of such parties, reasonably expected to be in reorganization, insolvent, or terminated.

(d)Except as could not reasonably be expected to have a Material Adverse Effect, no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Credit Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Credit Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.

(e)No Credit Party, nor any ERISA Affiliate, has any material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106.

6.12    Corporate Structure; Capital Stock, Etc.

Set forth on Schedule 6.12 is a complete and accurate list of all Subsidiaries, joint ventures, and partnerships of the Credit Parties as of the Closing Date. Schedule 6.12 also includes the following, with respect to each Credit Party as of the Closing Date: (i) its jurisdiction of incorporation, (ii) other than in the case of the Borrower, number of shares of each class of, or membership interests constituting, Capital Stock outstanding, and (iii) number and percentage of outstanding shares of each class or membership interests of each Subsidiary owned (directly or indirectly) by the Credit Parties.

6.13    Governmental Regulations, Etc.

None of the transactions contemplated by this Loan Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Securities Exchange Act or of Regulation U and in no event shall the proceeds of the Loans be used for the purpose of "purchasing" or "carrying" "margin stock" within the respective meanings of each of such terms under Regulation U.
6.14    Purpose of Loans.

The proceeds of the Loans hereunder shall be or have been used as follows: (a) provide ongoing working capital and for other general corporate purposes of the Credit Parties and their Subsidiaries (including, without limitation, capital expenditures, Restricted Payments and Permitted Acquisitions) and (b) to pay any costs, fees or other expenses arising from, or associated with, the Transactions.
The Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Loan, directly or indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
6.15    Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:
(a)    each of the Real Properties and all operations at the Real Properties are in compliance with all applicable Environmental Laws, there is no violation of any Environmental Law with respect to the Real Properties or the Businesses, and there are no conditions relating to the Real Properties or the Businesses that could reasonably be expected to give rise to liability under any applicable Environmental Laws;

(b)    none of the Real Properties contains, or to Borrower’s knowledge has previously contained, any Materials of Environmental Concern at, on or under the Real Properties in amounts or concentrations that constitutes or constituted a violation of, or that could reasonably be expected to give rise to liability under, Environmental Laws;

(c)    no Credit Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Authorized Officer of any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened;

(d)    materials of Environmental Concern have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of the Credit Parties in material violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(e)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Authorized Officers of the Credit Parties, threatened in writing, under any Environmental Law to which any Credit Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Credit Parties, the Real Properties or the Businesses; and

(f)there has been no release, or threat of release, of Materials of Environmental Concern at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of the Credit Parties in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

6.16    Solvency.

After giving effect to the execution and delivery of the Loan Documents, the making of any Loans under this Loan Agreement and the consummation of the Transactions, the Borrower and its Subsidiaries, taken as a whole, will not be "insolvent," within the meaning of such term as defined in ß101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
6.17    Disclosure.

When taken together with the Borrower’s filings with the SEC, the Credit Parties have disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which each Credit Party is subject, and all other matters known to any of them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information (other than projections or general market or economic data or conditions) furnished by or on behalf of the Credit Parties to the Lender in connection with the negotiation of this Loan Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished), when taken as a whole and taken together with the Borrower’s filings with the SEC, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not materially misleading. All projections delivered prior to, at, or after the Closing Date are based upon estimates and assumptions, all of which the Credit Parties believe to be in good faith in light of conditions and facts known to Credit Parties as of the date of delivery of such projections and, as of the Closing Date, reflect the Credit Parties’ good faith estimate of the future financial performance of the Credit Parties and of the other information projected therein for the period set forth therein (it being understood that projections are subject to significant uncertainties and contingencies and that no assurances can be given that any projection will be realized and that variances between actual results and projected financial results can be material).
6.18    Brokers’ Fees.

No Credit Party has an obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents.
6.19    Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of any of the Credit Parties or their Subsidiaries as of the Closing Date and no Credit Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years that could reasonably be expected to have a Material Adverse Effect.
6.20    Nature of Business.

As of the Closing Date, each of the Credit Parties and their Subsidiaries is engaged in a business related to technology services.
6.21    Certificates.

Each Credit Party is in good standing with respect to all governmental approvals, permits, licenses, certificates (including, without limitation, doing business certificates in all states it currently does business), inspections, consents and franchises necessary to continue to conduct its business and the businesses heretofore conducted by its predecessors and to own or lease and operate its properties except, in each case, where the failure to possess the same or so be in good standing could not reasonably be expected to have a Material Adverse Effect.
6.22    Names.
No Credit Party, nor any predecessor of such parties has, during the five (5) years preceding the Closing Date, been known as or used any other corporate, fictitious or trade names or trade styles, other than the present corporate name of the Credit Parties and the names listed on Schedule 6.22 hereto.
6.23    ~~Compliance with OFAC Rules and Regulations.~~Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
~~(a)    None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list-based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.~~
~~(b)    None of the Credit Parties or their Subsidiaries or their respective Affiliates~~
(a)    None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility hereunder, (~~i~~A) is a Sanctioned Person or ~~a Sanctioned Entity~~currently the subject or target of any Sanctions, (~~ii~~B) has ~~a more than 10% of~~ its assets located in a Sanctioned ~~Entities~~Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (~~iii~~D) directly or indirectly derives ~~more than 10% of its operating income~~revenues from investments in, or transactions with, Sanctioned Persons ~~or Sanctioned Entities. No proceeds of any Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.~~.

(b)    Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c)    Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(d)    No proceeds of any Loan have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any of its or their respective directors, officers, employees and agents in violation of Section 6.14.

6.24    ~~Anti-Terrorism Laws.~~Reserved.
~~Neither any Credit Party nor any of its Subsidiaries is an "enemy" or an "ally of the enemy" within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. ßß 1 et seq.) (the "Trading with the Enemy Act"), as amended. Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.~~
6.25    Investment Company Act; etc.

No Credit Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Public Utility Holding Company Act of 2005 or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

6.26    Insurance.

The insurance coverage of the Credit Parties and their Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 6.26 as of the Closing Date and such insurance coverage complies with the requirements set forth in Section 7.5(b).

6.27    No Burdensome Restrictions.

None of the Credit Parties or their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 7
AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Agreement is in effect, until the Revolving Commitment is terminated, and the Obligations (other than inchoate indemnity obligations) and all other amounts owing to the Lender hereunder are paid in full in cash or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Lender, such Credit Party shall, and shall cause each of their Subsidiaries, to:

7.1	Financial Statements.

The Borrower shall furnish to the Lender:

(a)    Annual Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrower is required by the SEC to deliver its Form 10-K for each fiscal year of the Borrower and (ii) ninety (90) days after the end of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such year, which shall be audited by Ernst & Young LLP or a firm of independent certified public accountants of nationally recognized standing, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;

(b)    Quarterly Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrower is required by the SEC to deliver its Form 10-Q for any fiscal quarter of the Borrower and (ii) forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such period and related Consolidated statements of income and of cash flows for the Borrower and its Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year‑end audit adjustments and the absence of footnotes); and

(c)    Annual Operating Budget and Cash Flow. As soon as available, but in any event within thirty (30) days after the end of each fiscal year of the Borrower, a copy of the annual operating budget or plan including cash flow projections of the Borrower and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail consistent with those historically prepared by the Borrower, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year‑end audit adjustments and the absence of footnotes) and to be prepared in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in GAAP.

Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Lender receives such reports from the Borrower through electronic mail or and shall be deemed to be delivered on the date such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that, upon the Lender’s request, the Borrower shall provide paper copies of any documents required hereby to the Lender.

7.2    Certificates; Other Information.

Furnish to the Lender:

(a)    Officer’s Certificate. Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b) above, a certificate of an Authorized Officer substantially in the form of Exhibit 7.2(a) stating that (i) such financial statements present fairly, in all material respects, the financial condition and results of operations of the Credit Parties and their Subsidiaries, on a Consolidated basis, as of and for the periods indicated in conformity with GAAP applied on a consistent basis and (ii) such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 7.9 as of the last day of such period.

(b)    Reports; SEC Filings; Regulatory Reports; Press Releases; Etc. Promptly upon their becoming available, (i) copies of all reports (other than those provided pursuant to Section 7.1 and those which are of a promotional nature) and other financial information which the Borrower sends to its stockholders, (ii) copies of all reports and all registration statements and prospectuses, if any, which the Borrower may make to, or file with, the SEC (or any successor or analogous Governmental Authority) or any securities exchange or other private regulatory authority (it being understood that documents required to be delivered pursuant to this clause (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Lender receives such reports from the Borrower through electronic mail or and shall be deemed to be delivered on the date such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System), and (iii) all press releases and other statements made available by the Borrower to the public concerning material developments in the business of any of the Credit Parties (which press releases and other statements shall be deemed to be delivered to the Lender when they are available on the Borrower’s website).

(c)    Management Letters; Etc. Promptly upon receipt thereof, a copy or summary of any other report, or "management letter" or similar report submitted by independent accountants to any Credit Party or any of their Subsidiaries in connection with any annual, interim or special audit of the books of such Person.

(d)    General Information. Promptly, such additional financial and other information as the Lender may from time to time reasonably request.

7.3    Payment of Taxes and Other Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its taxes (Federal, state, local and any other taxes) and (b) all of its other obligations and liabilities of whatever nature in accordance with industry practice and (c) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except in each case (i) when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties or (ii) in the case of an obligation other than Federal or other material taxes, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.4    Conduct of Business and Maintenance of Existence.

Except as expressly permitted under Section 8.4, continue to engage in business of the same general type as now conducted by it on the Closing Date, and businesses reasonably related thereto or that are a reasonable extension thereof, and preserve, renew and keep in full force and effect its corporate or other formative existence and good standing, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to comply with all contractual obligations and Requirements of Law, in each case except as expressly permitted under Section 8.4 or as could not reasonably be expected to have a Material Adverse Effect.

7.5    Maintenance of Property; Insurance.

(a)    Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

(b)    Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance in at least such amounts and against at least such risks as are usually insured against in the same or similar geographic area by companies engaged in the same or a similar business; and furnish to the Lender, upon the reasonable request of the Lender, information as to the insurance so carried.

7.6    Maintenance of Books and Records.

Keep proper books, records and accounts in which entries are made that are true and correct in all material respects and are sufficient to prepare financial statements in conformity with GAAP.

7.7    Notices.

Give notice in writing to the Lender of:

(a)    promptly, but in any event within ten (10) Business Days after any Authorized Officer of a Credit Party knows thereof, the occurrence of any Default or Event of Default;

(b)    promptly, any default or event of default under any contractual obligation of any Credit Party or any of its Subsidiaries which involves a monetary claim in excess of $25,000,000;

(c)    promptly, any litigation, or any investigation or proceeding known or threatened in writing to any Credit Party (i) involving any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $25,000,000, (ii) with respect to this Agreement or any other Loan Document, (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iv) by any Governmental Authority relating to any Credit Party or any Subsidiary thereof and alleging fraud, deception or willful misconduct by such Person;

(d)    as soon as possible and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof: (i) a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, reorganization or insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any ERISA Affiliate or any Multiemployer Plan, with respect to the withdrawal from, or the termination, reorganization or insolvency of, any Single Employer Plan or Multiemployer Plan or (iii) the occurrence of an ERISA Event;

(e)    promptly, any notice of any violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws where such violation could reasonably be expected to have a Material Adverse Effect; and

(f)    promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect; and

(g)    as soon as possible and in any event within ten (10) days after the issuance of any non-revolving private placement notes permitted pursuant to Section 8.1(j), the terms of such private placement notes.

Each notice pursuant to this Section shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

7.8    Environmental Laws.

(a)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, comply with, and require compliance in all material respects by all tenants and subtenants of such Credit Party or Subsidiary, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings.

7.9    Financial Covenants.

Comply with the following financial covenants:

(a)    Total Leverage Ratio. The Total Leverage Ratio, calculated as of the last day of each fiscal quarter, shall be less than or equal to 3.25 to 1.00.

(b)    Interest Coverage Ratio. The Interest Coverage Ratio, calculated as of the last day of each fiscal quarter, shall be greater than or equal to 3.00 to 1.00.

7.10    Additional Guarantors.

The Credit Parties will cause each of their Material Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing to promptly (and in any event within (a) thirty (30) days after such Subsidiary is formed or acquired if such Subsidiary is a Material Domestic Subsidiary (pursuant to the definition thereof) upon its formation or acquisition or (b) forty-five (45) days after financial statements are delivered pursuant to Section 7.1(a) which demonstrate that a Domestic Subsidiary has become a Material Domestic Subsidiary pursuant to the definition thereof (or, in the case of (a) or (b), such longer period of time as agreed to by the Lender in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection with the foregoing, the Credit Parties shall deliver to the Lender, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 5.1(b) and (c) and such other documents or agreements as the Lender may reasonably request.

7.11    Compliance with Law.

Comply with all Requirements of Law and orders (including Environmental Laws), and all applicable restrictions imposed by all Governmental Authorities, applicable to it if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.12    Further Assurances and Post-Closing Covenants.

(a)    Additional Information. The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Credit Parties and their Subsidiaries as the Lender may reasonably request.
(b)    Visits and Inspections. Each of the Credit Parties shall permit representatives and independent contractors of the Lender up to one time during any twelve month period to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower if an Event of Default exists and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists, the Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice and without limit to the number of visits. Notwithstanding the foregoing, this Section 7.12(b) shall not be construed to limit ordinary course discussions between representatives of the Lender and of the Credit Parties.
~~Notwithstanding anything herein to the contrary, the provisions of this Section 7 (other than Sections 7.3, 7.4, 7.7(a), 7.8 and 7.11) shall not apply to the Credit Parties and their Subsidiaries so long as there are no (a) Loans outstanding under this Agreement or (b) LC Disbursements that have not been reimbursed by or on behalf of the Credit Parties within 5 Business Days after the date the Lender requests reimbursement of such LC Disbursement.~~
SECTION 8
NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Agreement is in effect, until the Revolving Commitments have terminated and the Obligations (other than inchoate indemnity obligations) and all other amounts owing to the Lender hereunder are paid in full in cash or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Lender, that:

8.1	Indebtedness.

No Credit Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness arising or existing under this Agreement and the other Loan Documents;
(b)    Indebtedness of the Credit Parties and their Subsidiaries existing as of the Closing Date as referred to in the financial statements referenced in Section 6.1 (and set out more specifically in Schedule 8.1(b) to the Disclosure Letter) and any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension, plus an amount equal to a reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred, in connection with such renewal, refinancing or extension;
(c)    Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of a personal property asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such personal property asset; (ii) no such Indebtedness shall be renewed, refinanced or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension, plus an amount equal to a reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred, in connection with such renewal, refinancing or extension; and (iii) the total amount of all such Indebtedness shall not exceed $20,000,000 at any time outstanding;
(d)    Unsecured intercompany Indebtedness among the Credit Parties and their Subsidiaries; provided, that such Indebtedness shall constitute a Permitted Investment pursuant to Section 8.5;
(e)    Indebtedness and obligations owing under Bank Products;
(f)    Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Credit Party, or is merged with or into a Credit Party, or in respect of a line of business or business unit acquired in a transaction permitted hereunder, or Indebtedness in respect of any price adjustments or earn-out payments arising in connection with a transaction permitted hereunder, in an aggregate principal amount not to exceed $50,000,000 at any time outstanding for all such Persons and transactions; provided that any such Indebtedness (other than purchase price adjustments and earn-out payments) was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party, and any renewal, refinancing or extension thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension, plus an amount equal to a reasonable premium or other reasonable amount paid and fees and expenses reasonable incurred in connection with such renewal, refinancing or extension;

(g)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;
(h)    secured Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date incurred (i) to provide all or a portion of the cost of construction of an operating facility or (ii) for working capital or other general corporate purposes, so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (h) shall not exceed $100,000,000 at any time outstanding;
(i)    Guaranty Obligations in respect of Indebtedness of a Credit Party or a Subsidiary to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section;
(j)    unsecured Indebtedness of Credit Parties and their Subsidiaries in respect of non-revolving private placement notes so long as (i) the aggregate principal amount of such Indebtedness shall not exceed $100,000,000 at any time outstanding, (ii) the affirmative covenants, negative covenants, financial covenants and events of default in respect of such Indebtedness are no more restrictive on the applicable obligor (taken as a whole in the judgment of the Borrower) than the affirmative covenants, negative covenants, financial covenants and Events of Default hereof; provided, however, that the interest rate, fees and other economic terms of such Indebtedness shall not be required to be less restrictive than the interest rate, fees and other economic terms hereof and (iii) the scheduled final maturity date of such Indebtedness shall be no earlier than six months following the Maturity Date;
(k)    Indebtedness with respect to surety, appeal, indemnity, performance or other similar bonds, completion guaranties and similar obligations in the ordinary course of business;
(l)    Indebtedness arising in connection with customary cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business;
(m)    customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;
(n)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply agreements, in each case incurred in the ordinary course of business; and
(o)    other unsecured Indebtedness of Credit Parties and their Subsidiaries in an aggregate amount not to exceed $20,000,000 at any time outstanding.
8.2    Liens.

The Credit Parties will not, nor will they permit any Subsidiary to, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for the following (the "Permitted Liens"):

(a)     Liens created by or otherwise existing under or in connection with this Agreement or the other Loan Documents in favor of the Lender, including, without limitation, to cash collateralize the LC Obligations;

(b)     Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 8.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within one hundred eighty (180) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired or financed in such transaction and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof;
(c)     Liens securing Indebtedness permitted under Section 8.1(h); provided, that such Lien extends only to the real property, and any buildings, structures, parking areas or other improvements thereon and other property of the type customarily described in a mortgage or deed of trust, of the Credit Parties (i) owned as of the date such Indebtedness is incurred or (ii) comprising the operating facility constructed with the proceeds of such Indebtedness;
(d)     Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired, or which are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of any Credit Party or its Subsidiaries, as the case may be, to the extent required by GAAP;
(e)     statutory, common law or contractual Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefore to the extent required by GAAP;
(f)     pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, in each case including pledges or deposits securing liability for reimbursement or indemnity arrangements and letter of credit or bank guaranty reimbursement arrangements with respect thereto;
(g)     deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h)     easements, zoning restrictions, rights of way, restrictions, minor defects, irregularities in title, and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(i)     Liens existing on the Closing Date and set forth on Schedule 8.2(i) to the Disclosure Letter; provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and any additions, accessions, parts, improvements thereon, attachments thereto and the proceeds thereof and (ii) the principal amount of the Indebtedness secured by such Lien shall not be extended, renewed, refunded or refinanced except in accordance with Section 8.1;
(j)     any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this definition (other than Liens set forth on Schedule 8.2(i) to the Disclosure Letter); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof);

(k)     (i) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary and (ii) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(l)     any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;
(m)     restrictions on transfers of securities imposed by applicable Securities Laws;
(n)     Liens arising out of judgments or awards not resulting in an Event of Default;
(o)     any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Credit Party or any Subsidiary and not interfering in any material respect with the business of any Credit Party or any Subsidiary and covering only the assets so leased, licensed or subleased;
(p)     assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;
(q)     Liens on assets of Foreign Subsidiaries securing Indebtedness permitted by Section 8.1(g);
(r)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(s)     Liens on insurance proceeds securing the premium of financed insurance proceeds;
(t)     (i) licenses and sublicenses of intellectual property in the ordinary course of business (including intercompany licensing of intellectual property between the Borrower and any Subsidiary and between Subsidiaries in connection with cost-sharing arrangements, distribution, marketing, make-sell or other similar arrangements) and (ii) any interest of co-sponsors, co-owners or co-developers of intellectual property;
(u)     Liens securing reasonable and customary fees for services in favor of banks, securities intermediaries and other depository institutions;
(v)     Liens on any cash earnest money deposit made by the Borrower or any Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Agreement;
(w)     deposits as security for contested taxes or contested import or customs duties;
(x)     Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearinghouse transfer of funds;
(y)     any encumbrance or restriction with respect to the transfer of the Equity Interests in any joint venture or similar arrangement pursuant to the terms thereof;

(z)     Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business to facilitate the purchase shipment or storage of such inventory or other goods;
(aa)     assignments of the right to receive income effected as part of the sale of a Subsidiary or business unit that is otherwise permitted pursuant to Section 8.4;
(bb)     any Lien existing on any property or asset (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be and (ii) such Lien shall not apply to any other property or assets (other than any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) of the Borrower or any Subsidiary;
(cc)     leases permitted by Section 8.4(a)(i);
(dd)     pledges or deposits made by Foreign Subsidiaries to secure letters of credit, bank guarantees and similar instruments obtained in the ordinary course of business in an aggregate amount not to exceed $20,000,000 at any time outstanding; and
(ee)     additional Liens so long as the principal amount of Indebtedness and other obligations secured thereby does not exceed $20,000,000 in the aggregate.
8.3    Nature of Business.

No Credit Party will, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date and businesses reasonably related thereto or that constitute a reasonable extension thereof.

8.4    Consolidation, Merger, Sale or Purchase of Assets, etc.

The Credit Parties will not, nor will they permit any Subsidiary to,

(a)    dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets (each a "Disposition"), except the following, without duplication, shall be expressly permitted:

(i)     (A) the sale, transfer, lease or other disposition of inventory, equipment and materials in the ordinary course of business and (B) the conversion of cash into Cash Equivalents and Cash Equivalents into cash;

(ii)     the sale, transfer or other disposition of property or assets to an unrelated party not in the ordinary course of business where and to the extent that they are the result of a Recovery Event or any taking under powers of eminent domain or by condemnation or similar proceedings;

(iii)     the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;

(iv)     the sale, lease or transfer of property or assets from one Credit Party to another Credit Party or dissolution of any Credit Party (other than the Borrower) to the extent any and all assets of such Credit Party are distributed to another Credit Party;

(v)     the termination of any Bank Product;

(vi)     transactions permitted by Section 8.4(b) and transactions permitted by Section 8.10;

(vii)     licenses of technology in the ordinary course of business (including, intercompany licensing of intellectual property between the Borrower and any Subsidiary and between Subsidiaries in connection with cost-sharing arrangements, distribution, marketing, make-sell or other similar arrangements);

(viii)     any Subsidiary that is not a Credit Party may liquidate or dissolve if (A) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, (B) such liquidation or dissolution is not materially disadvantageous to the Lenders and (C) all assets of such liquidated or dissolved Subsidiary, after payment of all creditors of such Subsidiary, shall be conveyed to the Borrower or a Subsidiary;

(ix)     (A) any Subsidiary that is not a Credit Party may sell, transfer, lease or otherwise dispose of its assets to any Credit Party or another Subsidiary that is not a Credit Party and (B) any Credit Party may sell, transfer, lease or otherwise dispose of its assets to a Subsidiary that is not a Credit Party in the ordinary course of business and at fair market value (as reasonably determined by the Borrower) or in an aggregate amount not to exceed $20,000,000 in any fiscal year of the Borrower;

(x)    to the extent constituting a transfer or disposition, (A) the making of any Investment permitted pursuant to Section 8.5 and (B) the creation, incurrence or assumption of any Lien permitted under Section 8.2 shall be permitted;

(xi)     the use, transfer or disposition of cash or Cash Equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement;

(xii)     the Borrower and its applicable Subsidiaries may transfer to any Domestic Subsidiary any property acquired pursuant to a Permitted Acquisition to facilitate internal reorganizations or tax planning strategies;

(xiii)     the settlement, waiver, release or surrender of claims or litigation rights of any kind;

(xiv)     the transfer of improvements or alterations made by the Credit Parties and their Subsidiaries in connection with the lease of any real or personal property by the Credit Parties and their Subsidiaries; and

(xv)     the sale, lease or transfer of property or assets not to exceed 10% of Consolidated Assets (measured as of the end of the immediately preceding fiscal quarter) in the aggregate during the term of this Agreement; provided, however, that any sale, lease or transfer of property or assets pursuant to this clause (xv) shall not give rise to any Default as a result of a subsequent decline in Consolidated Assets;

provided that after giving effect to any Disposition pursuant to clause (xv) above, (A) the Credit Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.9 hereof, recalculated for the most recently ended fiscal quarter for which information is available and (B) no Default or Event of Default shall exist or shall result therefrom; or

(b)    (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all, or substantially all of the property or assets of any Person or any line of business or enterprise, other than Permitted Acquisitions and other Investments or acquisitions permitted pursuant to Section 8.5 or (ii) consummate of merger or consolidation, except for (A) Investments or acquisitions permitted pursuant to Section 8.5 so long as if any Credit Party subject to such merger or consolidation, a Credit Party is the surviving entity, (B) (y) the merger or consolidation of a Subsidiary that is not a Credit Party with and into a Credit Party; provided that such Credit Party will be the surviving entity and (z) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation, and (C) the merger or consolidation of a Subsidiary that is not a Credit Party with and into another Subsidiary that is not a Credit Party.

8.5    Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment any Investment except for the following (the "Permitted Investments"):

(a)    cash and investments constituting Cash Equivalents at the time made;

(b)    Investments existing or contractually committed to as of the Closing Date as set forth on Schedule 8.5(b) to the Disclosure Letter and Investments by the Borrower and its Subsidiaries existing on the Closing Date in the Equity Interests of its Subsidiaries;

(c)    (i) receivables owing to the Credit Parties or any of their Subsidiaries or any receivables, prepayments, deposits and advances to suppliers or vendors, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and (ii) intercompany charges of expenses and intercompany payables, in each case if created, acquired or made in the ordinary course of business;

(d)    Investments in and loans to any Credit Party;

(e)    loans and advances to officers, directors and employees in an aggregate amount not to exceed $5,000,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law (including Sarbanes-Oxley);

(f)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with or judgments against, customers and suppliers arising in the ordinary course of business;

(g)    Permitted Acquisitions, including the formation of a Subsidiary in connection with a specific and identified Permitted Acquisition and the capitalization of such Subsidiary whether by capital contribution or intercompany loan;

(h)    (i) Investments by any Credit Party in Subsidiaries that are not Credit Parties in an aggregate amount not to exceed $50,000,000 at any one time outstanding and (ii) Investments by any non-Credit Party in any other non-Credit Party;

(i)    Bank Products to the extent permitted by Section 8.1;

(j)    Investments in joint ventures and other minority interests in an aggregate amount not to exceed $~~20,000,000~~30,000,000 at any one time outstanding;

(k)    (i) Guaranties constituting Indebtedness permitted by Section 8.1 and (ii) guaranties of leases or other obligations that do not constitute Indebtedness;

(l)    Investments arising under Hedging Agreements permitted by Section 8.1;

(m)    to the extent constituting Investments, pledges and deposits permitted pursuant to Section 8.2;

(n)    Investments of any Person that becomes a Subsidiary after the date hereof, provided that (i) such Investments exist at the time that such Person becomes a Subsidiary and (ii) such Investments were not made in anticipation of such Person becoming a Subsidiary;

(o)    security deposits, prepaid expenses and negotiable instruments held for collection in the ordinary course of business;

(p)    leases of equipment to customers permitted by Section 8.4(a)(i);

(q)    Investments (other than Investments in Credit Parties or Subsidiaries) arising out of the receipt of non-cash consideration for any disposition permitted by Section 8.4 and any Investments that consist of or result from any merger or consolidation permitted by Section 8.4; and

(r)    additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that such loans, advances and/or Investments made after the Closing Date pursuant to this clause shall not exceed an aggregate amount of $20,000,000 at any one time outstanding.

8.6    Transactions with Affiliates.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate of such Person other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, other than (a) transactions solely between or among the Borrower and its Subsidiaries or between or among Subsidiaries, (b) any Restricted Payment permitted by Section 8.10, (c) Investments permitted by Section 8.5, (d) indemnification arrangements and employee agreements, compensation arrangements (including equity-based compensation and reasonable and customary fees paid to directors) with and reimbursement of expenses of, in each case, current or former officers and directors,

(e) extraordinary retention, bonus or similar arrangements approved by the Borrower’s board of directors (or a committee thereof), (f) the issuance of Equity Interests of the Borrower to any Person, (g) advances to officers, directors and employees of the Borrower and its Subsidiaries permitted by Section 8.5 and (h) severance arrangements entered into in the ordinary course of business.

8.7    Ownership of Subsidiaries; Restrictions.

The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Equity Interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Equity Interests, except in a transaction permitted by Section 8.4 or Section 8.5.

8.8    Corporate Changes; Material Contracts.

No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year; provided that any Subsidiary acquired after the Closing Date may change its fiscal year for GAAP purposes to correspond with the Borrower’s fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lender without the Lender’s prior written consent. No Credit Party shall (a) (i) change its state of incorporation or organization, without providing thirty (30) days prior written notice to the Lender or (ii) change its registered legal name, without providing thirty (30) days prior written notice to the Lender, (b) have more than one state of incorporation, organization or formation or (c) change its accounting method (except in accordance with GAAP) in any manner adverse to the interests of the Lender without the Lender’s prior written consent.

8.9    Limitation on Restricted Actions.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of (a) any such Person (other than the Borrower) to pay dividends or make any other distributions to any Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (b) any such Person to pay any Indebtedness or other obligation owed to any Credit Party, (c) any such Person to make loans or advances to any Credit Party, (d) any such Person to sell, lease or transfer any of its properties or assets to any Credit Party, or (e) any such Person to act as a Guarantor pursuant to the Loan Documents or amend or otherwise modify the Loan Documents, except (in respect of any of the matters referred to in clauses (a)‑(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) applicable law or rule, regulation, order, license, permit, grant or similar restriction of any applicable Governmental Authority, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c), Section 8.1(f), Section 8.1(g), Section 8.1(h) or Section 8.1(j); provided that, other than with respect to Section 8.1(j), any such restriction contained therein relates only to the asset securing such Indebtedness, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is, or the assets that are, to be sold and such sale is permitted hereunder, (vi) customary provisions in leases, licenses and other contracts restricting the assignment, subletting or encumbrance thereof, (vii) restrictions and conditions in any indenture, agreement, document, instrument or other arrangement relating to the assets or business of any Subsidiary existing prior to the consummation of a Permitted Acquisition in which such Subsidiary was acquired (and not created in contemplation of such Permitted Acquisition), (viii) contractual encumbrances or restrictions in effect as of the date hereof and set forth on Schedule 8.9 to the Disclosure Letter (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (ix) customary provisions in joint ventures agreements (and other similar agreements) (provided that such provisions apply only to such joint venture and to Equity Interests in such joint venture), (x) customary net worth provisions or similar financial maintenance provisions contained in real property leases entered into by a Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations under the Loan Documents, (xi) restrictions on cash or other deposits imposed by customers of the Borrower or any Subsidiary under contracts entered into in the ordinary course of business, and (xii) restrictions under any arrangement with any Governmental Authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits or economic interests.

8.10    Restricted Payments.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Equity Interests of such Person, (b) to make dividends or other distributions payable to the Credit Parties (directly or indirectly through its Subsidiaries), (c) to make Restricted Payments to any Credit Party or Subsidiary thereof and to any other Person that owns an Equity Interest in such Person, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, (d) to make Restricted Payments so long as after giving effect to each such Restricted Payment on a Pro Forma Basis (i) no Default or Event of Default shall then exist or would result therefrom, (ii) the Credit Parties shall be in compliance with each of the financial covenants set forth in Section 7.9 hereof and (iii) Liquidity shall be at least $50,000,000, (e) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, employees or other eligible service providers of the Borrower and its Subsidiaries, (f) the Borrower may distribute rights pursuant to a stockholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such stockholder rights plan, (g) the Borrower may make Restricted Payments in connection with the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans, (h) the Borrower or any Subsidiary may receive or accept the return to the Borrower or any Subsidiary of Equity Interests of the Borrower or any Subsidiary constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of purchase price adjustments (including earn-outs and similar obligations), and (i) to make other Restricted Payments in an aggregate amount not to exceed $5,000,000 in any Four-Quarter Period.

8.11    Sale Leasebacks.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or a Subsidiary or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Credit Party or a Subsidiary to another Person which is not a Credit Party or a Subsidiary in connection with such lease.

8.12    No Further Negative Pledges.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Loan Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c), Section 8.1(f), Section 8.1(g), Section 8.1(h) or Section 8.1(j); provided that, other than with respect to Section 8.1(j), any such restriction contained therein relates only to the asset securing such Indebtedness, (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien; (d) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is, or the assets that are, to be sold and such sale is permitted hereunder, (e) customary provisions in leases, licenses and other contracts restricting the assignment, subletting or encumbrance thereof, (f) restrictions and conditions in any indenture, agreement, document, instrument or other arrangement relating to the assets or business of any Subsidiary existing prior to the consummation of a Permitted Acquisition in which such Subsidiary was acquired (and not created in contemplation of such Permitted Acquisition, (g) contractual encumbrances or restrictions in effect as of the date hereof and set forth on Schedule 8.12 to the Disclosure Letter (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (h) customary provisions in joint ventures agreements (and other similar agreements) (provided that such provisions apply only to such joint venture and to Equity Interests in such joint venture), (i) restrictions on cash or other deposits imposed by customers of the Borrower or any Subsidiary under contracts entered into in the ordinary course of business, (j) restrictions under any arrangement with any Governmental Authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits or economic interests, (k) restrictions imposed by applicable law or any applicable rule, regulation, order, license, permit, grant or similar restriction.

~~Notwithstanding anything herein to the contrary, the provisions of this Section 8 (other than Section 8.8 (solely with respect to the Borrower)) shall not apply to the Credit Parties and their Subsidiaries so long as there are no (a) Loans outstanding under this Agreement or (b) LC Disbursements that have not been reimbursed by or on behalf of the Credit Parties within 5 Business Days after the date the Lender requests reimbursement of such LC Disbursement; provided, that (a) the Credit Parties shall not, in a single transaction or in a series of related transactions, sell, transfer or otherwise dispose of all or substantially all of the property or assets of the Credit Parties, taken as a whole, to any Person other than to the Borrower or another Credit Party and (b) to the extent the Borrower is party to a consolidation or merger, the Borrower shall be the surviving corporation.~~

SECTION 9
EVENTS OF DEFAULT

9.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

(a)    Payment. (i) The Borrower shall fail to pay any principal on any Loan or Revolving Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or (ii) the Borrower shall fail to reimburse the Lender for any LC Exposure

Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure shall continue unremedied for three (3) Business Days; or (iv) or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (iii)); or

(b)    Misrepresentation. Any representation or warranty made or deemed made herein or in any of the other Loan Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove (i) with respect to representations and warranties that contain a materiality qualification, to have been incorrect, false or misleading on or as of the date made or deemed made; or (ii) with respect to representations and warranties that do not contain a materiality qualification, to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)    Covenant Default.

(i)     Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 7.1, 7.2, 7.4, 7.7, 7.9, 7.11 and Section 8.

(ii)    Any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Loan Document (other than as described in Sections 9.1(a) or 9.1(c)(i) above) and, with respect to this clause (ii) only, such breach or failure to comply is not cured within thirty (30) days of its occurrence; or

(d)    Indebtedness Cross-Default. (i) Any Credit Party or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $25,000,000 for the Credit Parties and any of their Subsidiaries in the aggregate beyond any applicable grace period, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Credit Party or any of its Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $25,000,000in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise); provided that this clause (d) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(e)    Bankruptcy Default. (i) A Credit Party or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its

Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against a Credit Party or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) a Credit Party or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(f)    Judgment Default. (i) One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $25,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within earlier of (A) sixty (60) days from the entry thereof or (B) the expiration of the period during which an appeal of such judgment or decree is permitted or (ii) any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could result in a Material Adverse Effect; or

(g)    ERISA Default. The occurrence of any of the following involving, individually or in the aggregate, liability to the Credit Parties of $25,000,000 or more: (i) Any Person shall engage in any non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any ERISA Affiliate, (iii) an ERISA Event shall occur, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Credit Party, any of its Subsidiaries or any ERISA Affiliate shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and, in each case in clauses (iv) through (vi) above, such event or condition shall occur or exist with respect to a Plan; or

(h)    Change of Control. There shall occur a Change of Control; or

(i)    Invalidity of Guaranty. At any time after the execution and delivery thereof, Article 4, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lender, under any Loan Document to which it is a party; or

(j)    Invalidity of Loan Documents. Any Loan Document shall fail to be in full force and effect or to give the Lender the, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive).

9.2    Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Loan Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) the Lender may declare the Revolving Commitment to be terminated forthwith, whereupon the Revolving Commitment shall immediately terminate; (ii) the Lender may declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Revolving Note to be due and payable forthwith and direct the Borrower to pay to the Lender cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) the Lender may exercise such other rights and remedies as provided under the Loan Documents and under applicable law.

SECTION 10
MISCELLANEOUS

10.1	Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid by a reputable national overnight air courier service offering delivery service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Credit Parties and the Lender, set forth below, or at such other address as such party may specify by written notice to the other parties hereto:
if to any Credit Party, to Borrower:
National Instruments Corporation
11500 N. MoPac Expressway
Austin, TX 78759-3504
Attn:    Chris Franco
Tel:    +1 512 632 3254
Tel:    +353 86 041 3821
Fax:    +1 512 683-7054
Fax:    +353 1 247 5901, 5902
e-mail: chris.franco@ni.com

With a copy (which shall not constitute notice to any Credit Party) to:

National Instruments Corporation
11500 N. MoPac Expressway
Austin, TX 78759-3504
Attn:    Blaine Wright
Tel:    +1 512 683 6846
Tel:    +1 512 705 9150
Fax:    +1 512 683-7054
e-mail: blaine.wright@ni.com

if to the Lender:

Wells Fargo Bank, ~~National Association~~N.A.
~~111 Congress Avenue~~
~~Austin, Texas 78701~~
1800 Hughes Landing Blvd. Suite 325
The Woodlands, TX 77380
MAC T0416-030
Attn: ~~Michael Brewer~~ Chad Johnson
Tel: ~~512-344-7037~~ 281-681-4139
~~Fax:    866-412-5793~~
e-mail: chad.d.johnson@wellsfargo.com

With a copy (which shall not constitute notice to the Lender) to:
King & Spalding LLP
~~100 N~~300 S. Tryon St., Suite ~~3900~~1700
Charlotte, North Carolina 28202
Attn:    Ronald Lovelace
Tel:    704-503-2591
Fax:    704-503-2622

10.2    Right of Set-Off; Adjustments.

Upon the occurrence and during the continuance of any Event of Default, the Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and without advance notice to any Credit Party (any such notice being expressly waived by each Credit Party) to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender (or any of its Affiliates) to or for the credit or the account of any Credit Party against any and all of the obligations of such Person now or hereafter existing under this Loan Agreement (specifically including the Guaranteed Obligations), under the Revolving Note, under any other Loan Document or otherwise, irrespective of whether the Lender shall have made any demand hereunder or thereunder and although such obligations may be unmatured. The rights of the Lender under this Section 10.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender may have.
10.3    Successors and Assigns.

(a)The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as permitted by Section 8.4, the Credit Parties may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Loan Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Loan Agreement.

(b)The Lender may transfer (including granting rights of participation herein), syndicate or otherwise assign to one or more Persons all or a portion of its rights and obligations under this Loan Agreement (including all or a portion of its Revolving Commitment and the Loans) or any of the

remaining Loan Documents. The Lender will consult with the Borrower regarding any transfer of any commitments or any Loan so long as no Default shall have occurred and is continuing hereunder, provided, however, that all decisions regarding the same shall be made by the Lender in the Lender’s sole discretion. Notwithstanding anything to the contrary herein, any Person to which the Lender transfers rights of participation herein shall be entitled to no greater payment pursuant to Section 3.9 than the Lender transferring such rights would have been entitled to had no such rights been transferred.

(c)The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Loan Agreement (including under its Revolving Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank.

10.4    No Waiver; Remedies Cumulative.

No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.
10.5    Expenses; Indemnification.

(a)    The Credit Parties jointly and severally agree to pay on demand all costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification, and amendment of this Loan Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under the Loan Documents. The Credit Parties further jointly and severally agree to pay on demand all costs and expenses of the Lender, if any (including, without limitation, reasonable attorneys’ fees and expenses), in connection with any work-out or restructuring relating to the Loan Facilities or any Letter of Credit or any enforcement (whether through negotiations, legal proceedings, or otherwise) of any of the Loan Documents.

(b)    The Credit Parties jointly and severally agree to indemnify and hold harmless the Lender and each of its Affiliates and their respective directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an "Indemnified Party") from and against any and all Losses (as defined below) that are incurred by or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of a third-party claim, suit or action to the extent arising from any negligence or willful misconduct of any Credit Party in (i) any matters contemplated by this Agreement or the other Loan Documents (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (ii) any of the transactions contemplated herein or (iii) the actual or proposed use of the proceeds of the Loans or any Letter of Credit; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from such Indemnified Party’s own negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this Section 10.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Credit Parties, their respective directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Indemnified Parties shall only have liability to the Credit Parties (as opposed to any other person). The Credit Parties agree not to assert any claim against the Lender, any of its Affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisors, on any theory of liability for any indirect, consequential or punitive damages that may be alleged as a result of the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or any Letter of Credit. The Credit Parties agree to not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement is solely for money damages to be paid by the Credit Parties. Each Indemnified Party agrees to provide the Credit Parties with prompt written notice of any claim, action, suit or allegation that may give rise to a right to indemnity under this Section 10.5; provided however that the Credit Parties will only be relieved of their obligations under this Section to the extent their ability to defend the claim is actually prejudiced by the failure to provide prompt notice. Each Indemnified Party will render sole control over the defense of any claim for which it is seeking indemnity under this Section, and will not settle any such claim without the prior written consent of the Credit Parties. The term "Losses" as used in this Section 10.5 shall mean (i) any amounts awarded by a court of competent jurisdiction or arbitrator to a third party against the Indemnified Party based on indemnifiable claims after the Credit Parties have presented their defenses (or after such Person has elected not to, or failed to, defend such indemnifiable claims); (ii) any amounts paid to a third party in settlement of indemnifiable claims to the extent such amounts were agreed to in writing by the Credit Parties (or agreed to by the Indemnified Party after the Credit Parties have elected not to, or failed to, defend such indemnifiable claims); and (iii) attorney’s fees and other costs incurred by the Credit Parties associated with defending indemnifiable claims (or reasonable attorney’s fees and other reasonable costs incurred by the Indemnified Parties associated with defending indemnifiable claims if the Credit Parties have elected not to, or failed to, defend such indemnifiable claims).

(c)    Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 10.5 shall survive the repayment of the Credit Party Obligations and the termination of the Revolving Commitment hereunder.

(d)As used herein or elsewhere in the Loan Documents, "reasonable attorneys’ fees" means attorneys fees actually incurred without regard to statutory presumption.

10.6    Amendments, Waivers and Consents.

Neither this Loan Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, each of the Credit Parties party thereto and the Lender.
10.7    Counterparts.

This Loan Agreement may be executed in any number of counterparts, each of which when so executed shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Loan Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile or other electronic transmission by any of the parties hereto of an executed counterpart of this Loan Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

10.8    Headings.

The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Loan Agreement.
10.9    Survival.

All indemnities set forth herein shall survive the execution and delivery of this Loan Agreement, the making of the Loans, the issuance, amendment or renewal of any Letter of Credit, the repayment of the Loans and other obligations under the Loan Documents and the termination of the Revolving Commitment hereunder, and all representations and warranties made by the Credit Parties herein shall survive until this Loan Agreement shall be terminated in accordance with the terms of Section 10.13(b).
10.10    Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a)    THIS LOAN AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Loan Agreement or any other Loan Document may be brought in the courts of the State of Texas or of the United States for the Western District of Texas, Austin Division, and, by execution and delivery of this Loan Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b)    Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Loan Agreement or any other Loan Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)    EACH PARTY TO THIS LOAN AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS LOAN AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.11    Severability.

If any provision of any of the Loan Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
10.12    Entirety.

This Loan Agreement together with the other Loan Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any Agreements or correspondence relating to the Loan Documents or the transactions contemplated herein and therein.
10.13    Binding Effect; Termination.

(a)    This Loan Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by each Credit Party and the Lender, and the Lender shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signature of the Lender, and thereafter this Loan Agreement shall be binding upon and inure to the benefit of each Credit Party, the Lender and their respective successors and assigns.

(b)    The term of this Loan Agreement shall be until the Credit Party Obligations are Fully Satisfied and no Letter of Credit is outstanding.

10.14    Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its (and its Affiliates’) directors, officers, employees and the Lender, including accountants, legal counsel and other advisors who are involved in the preparation, execution, delivery, administration, modification, and/or amendment (as applicable) of this Loan Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Loan Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Loan Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.14, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of the Lender’s rights or obligations under this Loan Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to Credit Party Obligations; (g) with the consent of the Credit Parties, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.14 or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Credit Parties; or (i) to any nationally recognized rating agency that requires access to information about a the Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such the Lender or its Affiliates (it being understood that such rating agency will be informed of the confidential nature of such information and instructed to keep such information confidential). For the purposes of this Section, "Information" means all information received from the Credit Parties relating to the Credit Parties or their business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Credit Parties; provided that, in the case of information received from the Credit Parties after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.15    Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Loan Document, on the other hand, this Loan Agreement shall control.
10.16    No Advisory or Fiduciary Responsibility.

In connection with all aspects of the Transactions, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Lender, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) the Lender has not assumed nor will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Lender has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and the Lender has no obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Loan Documents; (d) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and the Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to the Transactions (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty with respect to the Transactions.
10.17    Continuing Agreement.

This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Credit Party Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been Fully Satisfied and all Letters of Credit have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Loan Documents; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Loan Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.

10.18    Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and, each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)As used in this Section 10.18, the following terms have the following meanings:

"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
"Covered Entity" means any of the following:

(i)	a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. ß 252.82(b);

(ii)	a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. ß 47.3(b); or

(iii)	a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. ß 382.2(b).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. ßß 252.81, 47.2 or 382.1, as applicable.
"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Loan Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	NATIONAL INSTRUMENTS CORPORATION,
a Delaware corporation

By:
Name:
Title:

GUARANTORS:	~~AWR CORPORATION,~~
~~a Delaware corporation~~

~~By:~~
~~Name:~~
~~Title:~~

NATIONAL INSTRUMENTS EUROPE CORPORATION,
a Texas corporation

By:
Name:
Title:

PHASE MATRIX, INC.,
a California corporation

By:
Name:
Title:

[signatures continue on the following page]

LENDER:
WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title: